UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DESTINATION MATERNITY CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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456 North Fifth Street

Philadelphia, Pennsylvania 19123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 22, 2010

To the Stockholders of Destination Maternity Corporation:

The Annual Meeting of Stockholders of Destination Maternity Corporation, a Delaware corporation (the “Company”), will be held at 9:15 a.m. Eastern Standard Time, on January 22, 2010 at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, for the following purposes:

1.	To elect eleven directors of the Company;

2.

To ratify the action of the Audit Committee of the Board of Directors in appointing KPMG LLP (“KPMG”) as independent registered public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of the Company’s common stock at the close of business on Monday, December 7, 2009 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 22, 2010:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at http://proxy.destinationmaternity.com.

By Order of the Board of Directors

Edward M. Krell

Chief Executive Officer

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

December 14, 2009

PROXY STATEMENT

456 North Fifth Street

Philadelphia, Pennsylvania 19123

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

January 22, 2010

This proxy statement, which is first being mailed to stockholders on approximately December 14, 2009, is furnished in connection with the solicitation by the Board of Directors of Destination Maternity Corporation (the “Company”) of proxies to be used at the 2010 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:15 a.m., Eastern Standard Time, on January 22, 2010 at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares of the Company’s common stock (the “Common Stock”) represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of the Common Stock represented thereby will be voted for the election of the nominees for director named below, for the ratification of the appointment of KPMG LLP as independent registered public accountants and in support of management on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting. All references herein to the Company’s fiscal years refer to the fiscal year ended on September 30 in the year mentioned. For example, the Company’s fiscal year 2009 ended on September 30, 2009.

VOTING

Holders of record of Common Stock on Monday, December 7, 2009 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 6,192,911 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of each of the nominees for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast and votes may be cast in favor of or withheld from each director nominee. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect thereon.

Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors will have the same effect as votes against the proposal, because, in the case of all other proposals approval requires a vote in favor of the proposal by a majority of the shares entitled to vote present at the Annual Meeting in person or represented by proxy. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or facsimile and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

CORPORATE GOVERNANCE

Significant Corporate Governance Changes

On November 4, 2009, the Board of Directors voted to amend our By-laws, to become effective at the Annual Meeting, for the purpose of declassifying the Board of Directors. Since we became a publicly traded company in 1993, our Board of Directors has consisted of three classes, with members of each class elected for staggered three-year terms. Consistent with the growing trend among public companies, and in line with corporate governance best practices, the Board of Directors will be destaggered so that all directors will be elected annually, commencing with the Annual Meeting.

We also announced on November 4, 2009 that, subject to his re-election to the Board of Directors at the Annual Meeting, Elam M. Hitchner, III, a director of the Company since 1994, will be appointed as the non-executive Chairman of the Board of Directors, replacing Dan W. Matthias, our co-founder and former Chief Executive Officer, who will not be seeking re-election to the Board of Directors. Further, subject to their re-election to the Board of Directors at the Annual Meeting, Anne T. Kavanagh (a director of the Company since 2006) will be appointed as the Chair of the Nominating and Corporate Governance Committee, and Arnaud Ajdler (a director of the Company since 2008) will be appointed as the Chair of the Compensation Committee.

Committees and Meetings of

the Board of Directors

During fiscal year 2009, the Board of Directors held four meetings that were called and held in person and five meetings that were called and held telephonically. Each incumbent director, with the exception of Melissa Payner-Gregor, who was not a director until August 2009, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Committees of the Board of Directors on which he or she served.

We expect all of our directors to attend the annual meetings of stockholders. All of the directors who were serving on the Board of Directors at that time attended last year’s annual meeting of stockholders.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

During fiscal year 2009, the Audit Committee, which currently consists of Mr. Hitchner, Chair, Ms. Kavanagh and Mr. William A. Schwartz, Jr., held eight meetings, all of which were called and held in person. Each member of the Audit Committee is considered to be an “independent director” under Nasdaq rules and the rules of the Securities and Exchange Commission (“SEC”). The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent registered public accountants. The Board of Directors adopted an Audit Committee Charter which was revised in December 2009 (a copy of which is posted on the Company’s corporate website at http://investor.destinationmaternity.com).

The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. However, the Board of Directors has recommended the election of Mr. Barry Erdos as a director at the Annual Meeting. If elected, Mr. Erdos would be appointed to the Audit Committee and designated as the audit committee financial expert.

During fiscal year 2009, the Compensation Committee, which currently consists of Ms. Kavanagh, Chair, Mr. Ajdler, Mr. Joseph A. Goldblum and Mr. David Schlessinger, held five meetings, of which one was held telephonically as scheduled. Each member of the Compensation Committee is considered to be an “independent director” under Nasdaq rules and the rules of the SEC. The Compensation Committee considers recommendations of the Company’s management regarding compensation, bonuses and fringe benefits for the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. In addition, the Compensation Committee administers the Company’s equity-based compensation plans. The Compensation Committee also reviews, and discusses with management, the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement, as applicable, and determines whether to recommend to the Board of Directors that the CD&A be included in the proxy statement. The Board of Directors adopted a Compensation Committee Charter which was revised in December 2009 (a copy of which is posted on the Company’s corporate website at http://investor.destinationmaternity.com).

During fiscal year 2009, the Nominating and Corporate Governance Committee, which currently consists of Mr. Hitchner, Chair, Mr. Ajdler, Mr. Goldblum, Ms. Kavanagh and Mr. Schlessinger, held five meetings, of which one was held telephonically as scheduled. Each member of the Nominating and Corporate Governance Committee is considered to be an “independent director” under Nasdaq rules and the rules of the SEC. The Nominating and Corporate Governance Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors, actively seeking candidates who meet those criteria, and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123, and should not include self-nominations. The Board of Directors adopted a Nominating and Corporate Governance Committee Charter which was revised in December 2009 (a copy of which is posted on the Company’s corporate website at http://investor.destinationmaternity.com).

Corporate Governance Principles

We have adopted Corporate Governance Principles that provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its stockholders. Our Corporate Governance Principles, which were revised in December 2009, are available on our Company’s corporate website at http://investor.destinationmaternity.com or to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: General Counsel and Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is designed to promote the highest standards of business conduct in our relationships with each other and with our customers, suppliers and others. The Code of Business Conduct and Ethics contains basic principles to guide our directors, officers and employees. Our Code of Business Conduct and Ethics, which was revised in December 2009, is available on our Company’s corporate website at http://investor.destinationmaternity.com or to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: General Counsel and Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Nominations of Directors by Stockholders

Our By-laws provide procedures pursuant to which a stockholder may nominate individuals for election to the Board of Directors at annual meetings of stockholders. The procedures are summarized below:

•

A stockholder who proposes to nominate an individual for election to the Board of Directors must deliver a written notice to the Secretary of the Company which includes: (i) a complete description of the proposed nominees’ qualifications, experience and background, and any and all other information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder; (ii) a description of all relationships between the proposed nominee and such stockholder and any agreements or understandings between such stockholders and the proposed nominee regarding the nomination; (iii) a description of all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company; (iv) a statement signed by the proposed nominee in which he or she consents to being named in the proxy statement as a nominee and to serving as a director if elected; (v) the name and address of the stockholder giving the notice, as it appears on the Company’s books; (vi) the name and address of the beneficial owner, if any, on whose behalf the nomination is being made; (vii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner and the time period for which such shares have been held; (viii) a representation that such stockholder and beneficial owner intend to appear in person or by proxy at the annual meeting; and (ix) a representation that such stockholder and such beneficial owner intend to continue to hold the reported shares through the date of the annual meeting. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners. The stockholder’s written notice should be sent to the attention of the Secretary, c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

•

In order for a stockholder’s nomination to be considered at any annual meeting of stockholders, the notice must be delivered not later than the 60th day or earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received not earlier than the 90th day prior to the annual meeting and not later than, the later of, the 60th day prior to the annual meeting or the 15th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

Compensation of Directors

Directors who are also our employees receive no additional compensation for serving as a director or as a member of any Committee of the Board of Directors. Our current arrangements for non-employee directors (other than Dan W. Matthias) are as follows:

The Company pays each non-employee director a retainer of $6,250 per quarter. Upon conclusion of the annual meeting of stockholders each year, the Company grants each non-employee director 2,000 shares of restricted stock (pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan) that will vest one year from the date of grant, subject to acceleration in the event of the non-employee director’s death or disability or upon a change in control of the Company.

Each non-employee director is compensated for his or her service at each meeting of our Board of Directors at a rate of $1,500 for Board meetings scheduled to be held in person and attended by such non-employee director. Non-employee directors are not compensated for attendance at Board of Directors or Committee meetings scheduled to be held telephonically. Additionally, the Chair of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is paid a quarterly retainer at the rates reflected in the below table, and each non-employee director who is a member of a Committee is compensated for his or her services at each meeting of a Committee scheduled to be held in person and attended by such non-employee director, at the following rates:

Committee / Position	Quarterly Retainer	Meeting Fee
Audit Committee
Chair	$2,500	$1,500
Member	N/A	$1,500

Compensation Committee
Chair	$1,250	$1,000
Member	N/A	$1,000

Nominating and Corporate Governance Committee
Chair	$1,250	$1,000
Member	N/A	$1,000

Additionally, during fiscal year 2009, Ms. Kavanagh was paid $10,000 for special services rendered at the direction of the Board of Directors.

Board members are also reimbursed for their reasonable travel expenses incurred to attend meetings of our Board of Directors or Committees of the Board of Directors on which they serve.

In fiscal year 2009 our non-employee directors received the following compensation:

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	Total ($)
Arnaud Ajdler	35,000	22,591	57,591
Joseph A. Goldblum	39,750	20,300	60,050
Elam M. Hitchner, III	58,438	20,300	78,738
Anne T. Kavanagh	63,250	24,866	88,116
Dan W. Matthias	200,000	59,617	259,617
Melissa Payner-Gregor	3,261	5,754	9,015
David Schlessinger	38,500	20,300	58,800
William A. Schwartz, Jr.	44,500	20,300	64,800

(1)

Upon conclusion of the Annual Meeting of Stockholders on January 23, 2009, the Company granted each non-employee director who was serving on the Board of Directors at that time 2,000 shares of restricted Common Stock pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan which fully vest one year from the date of grant. On August 14, 2009, Ms. Payner-Gregor was granted 888 shares of restricted stock pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan. The grant to Ms. Payner-Gregor represented her annual award, pro-rated to reflect her mid-year appointment to the Board of Directors. The amounts in the column under “Stock Awards” reflect the expense recognized for financial reporting purposes by the Company in relation to such grants for fiscal year 2009. In accordance with applicable accounting standards, this expense is attributable to awards granted both during and prior to the applicable fiscal year.

In connection with his retirement from the position of Chief Executive Officer, Mr. Matthias entered into a Transition Agreement with us at the conclusion of fiscal year 2008 to reflect his new role as the non-executive Chairman of the Board of Directors and as an advisor to management. The Transition Agreement has a term of four years commencing on October 1, 2008. Under the Transition Agreement, and in consideration of his advisory and board services and in lieu of all other fees or equity awards for his service as a director, the Company agreed to pay Mr. Matthias an annual retainer of $200,000 and to continue certain insurance and fringe benefit coverage for the duration of the Transition Agreement. Subsequent to the conclusion of fiscal year 2009, Mr. Matthias entered into a Letter Agreement with the Company whereby he agreed not to seek re-election to the Board of Directors at the Annual Meeting. Mr. Matthias and the Company agreed that, for purposes of the Transition Agreement, Mr. Matthias will be treated as if he sought re-election to the Board of Directors but was not re-elected. Accordingly, pursuant to the terms of the Transition Agreement, Mr. Matthias will be entitled to the annual retainer and to the certain insurance and fringe benefit coverage described above until October 1, 2012 in consideration of the advisory services.

The Compensation Committee is currently evaluating the appropriate level of compensation payable to the Company’s non-executive Chairman of the Board. As discussed above, we expect that Mr. Hitchner will be appointed to this position after the Annual Meeting, subject to his re-election to the Board of Directors.

Stockholder Communications

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Stockholders may contact the Board of Directors by writing to them at the following address: Destination Maternity Corporation, Attention: Board of Directors, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time since the Company’s incorporation, an officer or employee of the Company. No interlocking relationship exists between any member of the Company’s Board of Directors or compensation committee of any other company.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 3, 2009, except as otherwise noted, with respect to the beneficial ownership of shares of Common Stock by each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director or nominee for director, by each of the current named executive officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Common Stock
Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership		Percent of Class
Dan W. Matthias and Rebecca C. Matthias	193,035	(b)	3.1%
Edward M. Krell	175,592	(c)	2.8%
Lisa Hendrickson	15,794	(d)	*
Judd P. Tirnauer	13,954	(e)	*
Arnaud Ajdler	5,738	(f)	*
Barry Erdos	2,000	(g)	*
Joseph A. Goldblum	133,549	(h)	2.1%
Elam M. Hitchner, III	28,000	(i)	*
Anne T. Kavanagh	8,625	(j)	*
Melissa Payner-Gregor	2,888	(k)	*
David Schlessinger	11,000	(l)	*
William A. Schwartz, Jr.	25,000	(m)	*
B. Allen Weinstein	2,000	(n)	*
Crescendo Partners 825 Third Avenue 40th Floor New York, NY 10022	702,219	(o)	11.3%
Mill Road Capital, L.P. Two Sound View Drive Suite 300 Greenwich, CT 06830	684,693	(p)	11.1%
Stadium Capital Management, LLC 19785 Village Office Court Suite 101 Bend, OR 97702	563,147	(q)	9.1%
Renaissance Technologies Corp. 800 Third Avenue New York, NY 10022	450,400	(r)	7.3%
MVP Distribution Partners 201 King of Prussia Road Suite 240 Radnor, PA 19087	374,645	(s)	6.0%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	374,379	(t)	6.0%
MFP Investors LLC 667 Madison Avenue, 25th Floor New York, NY 10065	327,300	(u)	5.3%
All directors and officers as a group (14 persons)	617,175	(v)	9.5%

*	Less than 1% of the outstanding Common Stock or less than 1% of the voting power.

(a)	Except as otherwise indicated, the address of each person named in the table is: c/o Destination Maternity Corporation, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

(b)

Includes 19,475 shares and 98,475 shares, respectively, purchasable upon exercise of stock options by Mr. and Ms. Matthias (or a total of 117,950 shares). Also includes 10,000 shares of unvested restricted stock which were granted to Ms. Matthias on November 19, 2009 and which vest on September 30, 2010. Except for the shares of restricted stock and shares purchasable upon exercise of stock options, Dan and Rebecca Matthias are husband and wife and beneficially own the shares indicated jointly.

(c)

Includes 115,000 shares purchasable upon exercise of stock options by Mr. Krell. Also includes 8,000 shares of unvested restricted stock granted to Mr. Krell on November 22, 2006, and 5,000 shares of unvested restricted stock granted to Mr. Krell on May 15, 2007. The shares of restricted stock granted on November 22, 2006 originally totaled 20,000 shares and vest in five equal annual installments on each of the first through fifth anniversaries of the date of grant, and the shares of restricted stock granted on May 15, 2007 originally totaled 15,000 shares and vest in three equal annual installments on each of the first through third anniversaries of the date of grant.

(d)

Includes 6,100 shares purchasable upon exercise of stock options by Ms. Hendrickson. Also includes 300 shares of unvested restricted stock granted to Ms. Hendrickson on November 22, 2006, 600 shares of unvested restricted stock granted to Ms. Hendrickson on November 21, 2007, 4,000 shares of unvested restricted stock granted to Ms. Hendrickson on January 24, 2008, and 800 shares of unvested restricted stock granted to Ms. Hendrickson on November 19, 2008. The restricted stock grants each vest in five equal annual installments on each of the first through fifth anniversaries of the date of grant. For additional information regarding the restricted stock held by Ms. Hendrickson at the end of fiscal year 2009, please see footnote (4) under the “Outstanding Equity Awards at 2009 Fiscal Year-End” table below.

(e)

Includes 5,200 shares purchasable upon exercise of stock options by Mr. Tirnauer. Also includes 400 shares of unvested restricted stock granted to Mr. Tirnauer on November 22, 2006, 600 shares of unvested restricted stock granted to Mr. Tirnauer on November 21, 2007, 4,000 shares of unvested restricted stock granted to Mr. Tirnauer on July 23, 2008, and 800 shares of unvested restricted stock granted to Mr. Tirnauer on November 19, 2008. The restricted stock grants each vest in five equal annual installments on each of the first through fifth anniversaries of the date of grant. For additional information regarding the restricted stock held by Mr. Tirnauer at the end of fiscal year 2009, please see footnote (5) under the “Outstanding Equity Awards at 2009 Fiscal Year-End” table below.

(f)

Includes 2,000 shares of unvested restricted stock granted on January 23, 2009, and 2,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Ajdler’s re-election as a director. The restricted stock grants each vest on the first anniversary of the date of grant. Mr. Ajdler is a Managing Director of Crescendo Partners, a holder of 702,219 shares. Mr. Ajdler disclaims beneficial ownership of the shares owned by Crescendo Partners.

(g)

Consists of 2,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Erdos’ election as a director. The restricted stock grant vests on the first anniversary of the date of grant.

(h)

Includes 43,010 shares owned by G-II Family Partnership L.P. Mr. Goldblum is general partner of G-II Family Partnership L.P. and may be deemed to be a beneficial owner of such shares. Also includes 20,000 shares purchasable upon exercise of stock options, 2,000 shares of unvested restricted stock granted on January 23, 2009, 2,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Goldblum’s re-election as a director, 16,200 shares held as custodian or in trust for members of Mr. Goldblum’s family, and 495 shares owned by his wife. The restricted stock grants each vest on the first anniversary of the date of grant.

(i)

Includes 20,000 shares purchasable upon exercise of stock options, 2,000 shares of unvested restricted stock granted on January 23, 2009, and 2,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Hitchner’s re-election as a director. The restricted stock grants each vest on the first anniversary of the date of grant.

(j)

Includes 2,000 shares of unvested restricted stock granted on January 23, 2009, and 2,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Ms. Kavanagh’s re-election as a director. The restricted stock grants each vest on the first anniversary of the date of grant.

(k)

Consists of 888 shares of unvested restricted stock granted on August 14, 2009, and 2,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Ms. Payner-Gregor’s re-election as a director. The restricted stock grants each vest on the first anniversary of the date of grant.

(l)

Includes 3,000 shares purchasable upon exercise of stock options, 2,000 shares of unvested restricted stock granted on January 23, 2009, and 2,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Schlessinger’s re-election as a director. The restricted stock grants each vest on the first anniversary of the date of grant.

(m)

Includes 4,000 shares held jointly by Mr. Schwartz with his wife, 13,000 shares purchasable upon exercise of stock options, 2,000 shares of unvested restricted stock granted on January 23, 2009, and 2,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Schwartz’s re-election as a director. The restricted stock grants each vest on the first anniversary of the date of grant.

(n)

Consists of 2,000 shares of unvested restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Weinstein’s election as a director. The restricted stock grant vests on the first anniversary of the date of grant.

(o)

Information is based on the Form 4 filed jointly by Crescendo Partners II, L.P., Series K (“Crescendo Partners II”), Crescendo Investments II, LLC (“Crescendo Investments II”), Crescendo Partners III, L.P. (“Crescendo Partners III”), Crescendo Investments III, LLC (“Crescendo Investments III”) and Eric Rosenfeld (collectively the “Crescendo Parties”) with the SEC on December 3, 2009. According to that filing, Crescendo Investments II is the general partner of Crescendo Partners II, Crescendo Investments III is the general partner of Crescendo Partners III and the managing member of each of Crescendo Investments II and Crescendo Investments III is Eric Rosenfeld. According to that filing, Crescendo Partners II owns 617,596 shares and Crescendo Partners III owns 84,623 shares. Each of the Crescendo Parties disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest. Mr. Ajdler is a Senior Managing Director of Crescendo Partners. Mr. Ajdler disclaims beneficial ownership of the shares owned by Crescendo Partners.

(p)

Information is based on the Form 4 filed with the SEC on December 31, 2008. According to that filing, the shares are held by Mill Road Capital, L.P. (the “Fund”). Also according to that filing, Mill Road Capital GP LLC (the “GP”) is the sole general partner of the Fund, and Thomas Lynch, Charles Goldman and Scott Scharfman are the Management Committee Directors of the GP. Each of the Fund, the GP, Mr. Lynch, Mr. Goldman, and Mr. Scharfman disclaims beneficial ownership of the shares except to the extent of his or its pecuniary interest therein, if any.

(q)

Information is based on the Schedule 13G/A filed with the SEC on February 10, 2009. According to that filing, each of Stadium Capital Management, LLC (“SCM”), Alexander M. Seaver, Bradley R. Kent, and Stadium Capital Partners, L.P. (“SCP”) own the aggregate number of shares specified on the above table. SCM, Mr. Seaver, and Mr. Kent each share dispositive power over 563,147 of the shares and SCP shares dispositive power over 505,175 of the shares. Also according to that filing, (i) SCM is an investment adviser whose clients, including SCP, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock held, (ii) Mr. Seaver and Mr. Kent are the Managing Members of SCM, which is the general partner of SCP, and (iii) SCP filed the statement jointly with the other filers, but not as a member of a group and expressly disclaimed membership in a group.

(r)

Information is based on the Schedule 13G/A filed with the SEC on February 13, 2009. According to that filing, Renaissance Technologies LLC (“RTC”) beneficially owns all of the shares specified on the above table and Dr. James H. Simons beneficially owns the shares beneficially owned by RTC because of Dr. Simons’ position as control person of RTC. Also according to that filing, certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of the shares and RIEF Trading LLC holds, of record, more than 5% of such shares. Each of RTC and Dr. Simons holds sole dispositive power over all of the shares.

(s)

Information is based on the Schedule 13D/A filed with the SEC on June 19, 2006. According to that filing, Robert Brown, a general partner of MVP Distribution Partners and its affiliates, including Meridian Venture Partners, beneficially owns 83,942 shares of the Company’s Common Stock, which are not included in the above table. Robert Brown, in his capacity as sole trustee and beneficiary of Venture Investment Management, Inc. Pension Plan, also beneficially owns 19,400 shares of the Company’s Company Stock, which are not included in the above table. In addition, Robert Brown’s spouse, individually, beneficially owns 31,264 shares of the Company’s Common Stock, which are not included in the above table.

(t)

Information is based on the Schedule 13G filed with the SEC on February 9, 2009. According to that filing, Dimensional Fund Advisors LP (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Also according to that filing, the Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of such shares. Dimensional disclaims beneficial ownership of all such shares.

(u)

Information is based on the Schedule 13G/A filed with the SEC on January 9, 2009. According to that filing, MFP Investors LLC (“MFP”), as the investment advisor to several clients, is deemed to own 327,300 shares. Also according to that filing, MFP Partners, L.P. (a client of MFP) has the shared power to vote 327,300 shares.

(v)

Includes the following number of shares purchasable upon exercise of stock options owned (or which may be deemed to be owned) by the following persons: Dan W. Matthias—19,475, Rebecca C. Matthias—98,475, Edward M. Krell—115,000, Lisa Hendrickson—6,100, Judd P. Tirnauer—5,200, Joseph A. Goldblum—20,000, Elam M. Hitchner, III—20,000, David Schlessinger—3,000, and William A. Schwartz, Jr.—13,000. Also, includes the following number of shares of unvested restricted stock owned (or which may be deemed to be owned) by the following persons: Rebecca C. Matthias—10,000, Edward M. Krell—13,000, Lisa Hendrickson—5,700, Judd P. Tirnauer—5,800, Arnaud Ajdler—4,000, Barry Erdos—2,000, Joseph A. Goldblum—4,000, Elam M. Hitchner, III—4,000, Anne T. Kavanagh—4,000, Melissa Payner-Gregor—2,888, David Schlessinger—4,000, William A. Schwartz, Jr.—4,000, and B. Allen Weinstein—2,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership (on Form 3) and reports of changes in ownership of the Common Stock and other equity securities of the Company (on Forms 4 and 5). Reporting Persons are additionally required to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us, all Section 16(a) reports for the fiscal year ended September 30, 2009 were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors (the “Committee”) has developed and implemented compensation policies, plans and programs that seek to enhance our profitability, and thus stockholder value, by aligning the financial interests of our senior management with those of our stockholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motivate them to perform to the full extent of their abilities, in the best long-term interests of our stockholders.

Composition of Committee

The Committee currently consists of Anne T. Kavanagh, Chair, Arnaud Ajdler, Joseph A. Goldblum and David Schlessinger. None of these individuals has ever been an officer or employee of the Company. Each member of the Committee is considered to be an “independent director” under Nasdaq rules and the rules of the SEC. The Report of the Compensation Committee is set forth below after this “Compensation Discussion and Analysis” section.

The Committee meets at least once annually regarding compensation decisions. In fiscal year 2009 the Committee met five times.

Significant Actions Taken

The Committee took action with respect to the following items with respect to and since the end of fiscal year 2009:

(1) Approval of an Amendment to the Second Amended and Restated Employment Agreement for Edward M. Krell in connection with his promotion to the role of Chief Executive Officer;

(2) Approval of annual salary increases upon conclusion of fiscal year 2008 for Rebecca C. Matthias and Lisa Hendrickson;

(3) Establishment of fiscal year 2009 performance goals for the annual cash bonus opportunity for each of the Company’s named executive officers under the Company’s Management Incentive Program and subsequent approval of the payout of such bonuses;

(4) Establishment of fiscal year 2009 performance goals for the annual equity incentive award opportunity for Rebecca C. Matthias under the Company’s Amended and Restated 2005 Equity Incentive Plan and subsequent approval of the issuance of the related shares;

(5) Approval of a special bonus arrangement for Ms. Hendrickson; and

(6) Approval of a Letter Agreement with Rebecca C. Matthias in connection with her planned retirement at the end of fiscal year 2010.

In addition to a discussion of our compensation philosophy in general, the following discussion highlights these specific decisions.

Total Compensation and Allocation Between Compensation Elements

Both the total amount of compensation paid to our named executive officers and the portion of total compensation represented by each element of compensation have been determined by the Committee with reference to the individual capabilities, contributions and strategic importance of each executive officer. The Committee members apply their independent judgment and experience in making these subjective determinations.

Other significant factors that may be considered by the Committee include the executive’s experience and expertise, the pay levels for peers within the Company, the pay levels in the marketplace for similar positions and our performance as a whole. In evaluating these considerations, the Committee may from time to time seek the input of an independent compensation consultant (although no consultant was used during fiscal year 2009).

Benchmarking

As noted above, one reason the Committee may retain an independent compensation consultant is to evaluate compensation decisions in the context of similar decisions made by other companies in our industry. In that case, we look to the consultant to help us identify these “peer” companies. The Hay Group identified the following companies as our “peers” in fiscal year 2007:

Aeropostale, Inc. BEBE Cache Casual Male Retail Group, Inc. Cato Corporation Charlotte Russe Holding, Inc. Chico’s FAS Christopher & Banks Corp. Coldwater Creek, Inc. DEB Shops, Inc.	dELiA’s, Inc. Dress Barn, Inc. Guess, Inc. Gymboree J. Crew Group, Inc. Jos. A. Bank Clothiers, Inc. New York & Co., Inc. Tween Brands United Retail Group, Inc. Wet Seal, Inc.

The Committee continues to believe that these companies represent an appropriate peer group (excluding those companies that are no longer publicly held) and from time to time will examine publicly disclosed pay practices of these companies when evaluating proposed changes in the compensation of our officers.

Participation of Management in the Compensation Process

Mr. Krell (and, to a lesser extent, Ms. Matthias) were each consulted regularly by the Committee in fiscal year 2009 with respect to compensation decisions regarding, and the individual performance of, named executive officers other than themselves. While their collective input in such matters is afforded great weight, the ultimate decision on all named executive officer compensation matters was made only by the Committee or the Board of Directors. The individual performance of Mr. Krell was evaluated by the Committee and the Board of Directors, without input from any manager.

Prospectively, Mr. Krell will be consulted by the Committee with respect to compensation decisions regarding, and the individual performance of, named executive officers other than himself. As in fiscal year 2009, the ultimate decision on all named executive officer compensation matters will be made only by the Committee or the Board of Directors and the individual performance of Mr. Krell will be evaluated by the Committee and the Board of Directors, without input from any manager.

At the request of the Committee, management assembles and distributes to the Committee, in advance of its meeting or meetings, information requested by the Committee to assist the Committee in its compensation decisions. Such information may include corporate financial data, historical compensation data (for us or members of our peer group) and information regarding the accounting, tax or legal consequences of proposed compensation arrangements, as prepared by internal personnel or external advisors.

Effect of Historical Contractual Arrangements

The Committee’s compensation decisions are made in light of our current and foreseeable future circumstances and with an eye toward conformity with perceived “best practices.” However, the Committee’s approach to compensation is also influenced by our existing contractual commitments to named executive officers, some of which originated many years ago. When appropriate and practicable, the Committee will negotiate with named executive officers to update such “legacy” commitments to reflect changed circumstances or evolving commercial practices. For example, the removal of the “single trigger” Change in Control benefit (discussed below) from Mr. Krell’s Employment Agreement was motivated by the Committee’s desire to reflect current commercial practices in that area.

Elements of Compensation

The principal elements of our named executive officers’ compensation are: (1) base salary, (2) annual cash bonuses, (3) discretionary cash bonuses, (4) equity-based incentives, (5) in the case of Ms. Matthias only, supplemental retirement benefits, and (6) severance and change in control benefits.

Base Salary: The base salary of each named executive officer constitutes compensation for discharging such named executive officer’s job responsibilities and is intended to achieve comparability with the base salaries of senior executives at similar companies holding comparable positions, taking into account such factors as the individual executive’s experience, tenure and alternative employment opportunities.

Individual salary adjustments also take into account individual performance contributions for the past fiscal year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The assessment of individual performance is subjective and is not intended to correlate to specific corporate performance measures.

The Committee’s decisions regarding fiscal year 2008 and 2009 salary increases are reflected below:

Executive Officer	Fiscal Year 2008 Base Salary Rate		Fiscal Year 2009 Base Salary Rate
Edward M. Krell— Chief Executive Officer	$530,998		$650,000	(1)

Rebecca C. Matthias— President and Chief Creative Officer	$542,439		$571,731	(2)

Lisa Hendrickson— Chief Merchandising Officer	$425,000	(3)	$433,768

Judd P. Tirnauer— Senior Vice President & Chief Financial Officer	$325,000	(4)	$325,000

(1)	Mr. Krell was appointed Chief Executive Officer effective on October 1, 2008 and the amount shown above reflects his base salary rate following that promotion.

(2)

Pursuant to the Letter Agreement with Ms. Matthias regarding her planned retirement at the end of fiscal year 2010 (described below), Ms. Matthias will serve the Company in a part-time capacity from June 15, 2010 through September 30, 2010 and will earn base salary for such part-time service at an annualized rate of $114,346.

(3)	Ms. Hendrickson was appointed Chief Merchandising Officer on January 24, 2008 and the amount shown above reflects her base salary rate following that promotion.

(4)	Mr. Tirnauer was appointed Senior Vice President & Chief Financial Officer on July 23, 2008 and the amount shown above reflects his base salary rate following that promotion.

With respect to Ms. Matthias, we are contractually obligated to increase her base salary by a minimum amount to reflect annual increases in the cost of living, as measured by the federal government. Ms. Matthias’ fiscal year 2008 increase was 2%. Ms. Matthias’ fiscal year 2009 increase was 5.4%, reflecting a larger change in the cost of living during the immediately preceding period. There is no increase to Ms. Matthias’ base salary rate for fiscal year 2010.

The increase in Mr. Krell’s base salary for fiscal year 2009 reflects his promotion to the role of Chief Executive Officer and the associated increase in his authority and responsibility.

Ms. Hendrickson’s base salary increase for fiscal year 2009 was approximately 2% and was intended to approximate changes in the cost of living since the date of her last salary increase.

Because he received an increase in base salary commensurate with his promotion in July 2008, Mr. Tirnauer’s base salary did not increase for fiscal year 2009.

Except with regard to Ms. Matthias (as noted above), the Committee has not yet made any determinations as to fiscal year 2010 salary increases for named executive officers.

Annual Bonuses: We pay annual bonuses in cash based on our achievement of corporate performance goals established by the Committee, with input from senior management. The target amount for each executive’s annual bonus is expressed as a percentage of the executive’s base salary. The percentage is based primarily on the executive’s level of responsibility (and, therefore, his or her ability to influence our business results). For each named executive officer, the target percentages were established contractually in their respective Employment Agreements (or, in the case of Ms. Hendrickson, in her Letter Agreement). As illustrated below in the table entitled “Grants of Plan-Based Awards” under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” each executive’s actual bonus payment may be lower or higher than the target amount, based on actual corporate performance relative to the specified goals. In determining the amount of the annual bonus payable to an executive when the applicable performance goals have been met, the Committee may exercise negative discretion to reduce the amount of such annual bonus to ensure that the amount ultimately paid is commensurate with the executive’s contribution to the Company’s performance.

The Committee has utilized this same annual bonus approach for several years, and the arrangement is codified as our “Management Incentive Program.” The terms of the Management Incentive Program are described in greater detail in the Proxy Statement for our January 19, 2007 annual meeting of stockholders.

For fiscal years 2008 and 2009, the Committee selected “Adjusted EBITDA” as the relevant performance metric for annual bonus purposes because it believes that continued profitability will be the key driver to increase stockholder value. For this purpose “Adjusted EBITDA” represents earnings before interest, taxes, depreciation and amortization, adjusted to exclude: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; (iii) stock-based compensation expense; and (iv) gain or loss from the early extinguishment, redemption or repurchase of debt.

The Committee established the following levels of Adjusted EBITDA for each of fiscal year 2008 and fiscal year 2009 used to determine target and maximum potential bonuses payable under the Management Incentive Program:

	Target		Maximum
Fiscal Year	Target Level of Adjusted EBITDA (1)	% change from prior FY Adjusted EBITDA	Maximum Level of Adjusted EBITDA (2)	% change from prior FY Adjusted EBITDA
2008	$40,134,000	4.0%	48,660,000	26.1%
2009	$32,122,000	26.0%	37,925,000	48.7%

(1)	At this level of Adjusted EBITDA, the target level of bonus is potentially payable.

(2)	At this level of Adjusted EBITDA, the maximum level of bonus is potentially payable.

Based on our actual Adjusted EBITDA, no annual bonuses were paid to named executive officers with respect to fiscal year 2008. In November 2009, the Committee determined that the Company had achieved a level of Adjusted EBITDA for fiscal year 2009, $38,762,000, which was in excess of the level consistent with the highest level of potential bonus contemplated under the Management Incentive Program. The Committee determined that the following cash bonuses have been earned by each of the named executive officers for fiscal year 2009 performance:

• Mr. Krell:	$1,300,000
• Ms. Matthias:	$1,143,462
• Ms. Hendrickson:	$216,884
• Mr. Tirnauer:	$325,000

Beginning with fiscal year 2009, Mr. Krell’s annual bonus opportunity increased from 0 – 150% of base salary (with a bonus of 75% of base salary at target levels of performance) to 0 – 200% of base salary (with a bonus of 100% of base salary at target levels of performance). The Committee approved this increased bonus opportunity in light of Mr. Krell’s promotion to the role of Chief Executive Officer and the attendant increase in his responsibilities and ability to influence corporate performance.

Discretionary Bonuses: In addition to maintaining an annual bonus program with payments tied to the achievement of pre-established corporate performance goals, the Committee may also authorize the payment of additional cash bonuses on a discretionary basis, to reward extraordinary corporate and/or individual accomplishments or to accomplish specific recruitment or retention objectives. No such discretionary payments were made to named executive officers during, or with respect to, fiscal year 2008 or 2009. In anticipation of Ms. Matthias’ retirement at the end of fiscal year 2010 and given the Committee’s determination of Ms. Hendrickson’s value to the Company, the Committee has determined that encouraging Ms. Hendrickson’s continued service through and beyond the end of fiscal year 2010 is an important objective. Therefore, the Committee has established an opportunity for Ms. Hendrickson to earn a special cash bonus of $216,884 (50% of her fiscal year 2009 base salary) if she remains continuously employed by the Company through December 15, 2010. The special bonus would also be paid to Ms. Hendrickson if her employment is terminated by the Company without cause on or before December 15, 2010.

Equity-Based Incentives: The Committee first implemented the use of restricted stock in fiscal year 2006, in light of changes in accounting standards governing equity-based compensation, the evolution in the equity compensation practices of several of our peers and the Committee’s desire to reduce the “burn rate” of shares reserved for issuance under the Company’s Amended and Restated 2005 Equity Incentive Plan. For those same reasons, restricted stock continues to be the Committee’s predominant form of equity-based compensation.

The Committee makes equity incentive awards annually. Annual equity awards are generally issued after the completion of the applicable fiscal year and, once issued, are retained only if specified service-based vesting requirements are also satisfied, subject to accelerated vesting in certain circumstances. The Committee believes the service-based vesting condition encourages management retention and the use of stock as the form of payment rewards the creation of only sustained stockholder value.

As required by her Employment Agreement, grants to Ms. Matthias are based on the achievement of specified performance goals in the preceding fiscal year. Such goals are established by the Committee, with input from senior management. While the Committee’s equity incentive approach with respect to Ms. Matthias reinforces the same immediate corporate financial performance objective emphasized by our annual cash bonus program as stated above, the Committee believes a service-based vesting condition is important to encourage management retention and to reward only sustained stockholder value. As such, as with the awards described above as to other executive officers, the grants to Ms. Matthias are retained only if specified service-based vesting requirements are also satisfied, subject to accelerated vesting in certain circumstances.

For fiscal years 2008 and 2009, Ms. Matthias had equity award targets and ranges specifically linked to corporate performance goals (the same performance goals relevant for purposes of annual cash bonuses in those fiscal years, as described above). Those target award sizes were established contractually in her Employment Agreement, in an arm’s length negotiation between the executive and the Committee.

Other named executive officers did not have equity award targets or ranges specified in advance of fiscal years 2008 or 2009. Mr. Krell did not receive an annual equity award with respect to fiscal year 2008, in light of the equity award he received in connection with his promotion to the role of Chief Executive Officer. On November 19, 2008, the Committee granted 1,000 shares of restricted stock and stock options with respect to 2,000 shares, each with 5 year vesting, to each of Mr. Tirnauer and Ms. Hendrickson based on the Committee’s subjective evaluation of Mr. Tirnauer’s and Ms. Hendrickson’s recent performance. In accordance with the terms of Ms. Matthias’ Employment Agreement, on November 19, 2009, the Committee granted 10,000 shares of restricted stock to Ms. Matthias based on the Company’s achievement of certain levels of Adjusted EBITDA for fiscal year 2009 (such grant would have been 20,000 shares but for the provisions of the Letter Agreement with Ms. Matthias with regard to her planned retirement at the end of fiscal year 2010 (see description below)).

In future fiscal years, equity award targets and ranges for Mr. Krell or other named executive officers may be specified in advance if necessary to maximize the deductibility of those awards or if the Committee determines that such an approach will better encourage executive performance.

Just as described above with respect to discretionary cash bonuses, the Committee may from time to time issue special equity awards on a discretionary basis, in recognition of extraordinary corporate or individual achievements or to accomplish specific recruitment or retention objectives. In connection with his promotion to the role of Chief Executive Officer in October 2008, Mr. Krell was granted stock options with respect to 200,000 shares. The entire award was subject to conventional service-based vesting over five years, subject to acceleration in certain cases. In addition, half of the award was subject to the additional vesting requirement that our stock achieve a particular price target over a sustained period. Details of these awards, as well as the other awards described above, are shown below in the table entitled “Outstanding Equity Awards at 2009 Fiscal Year-End.”

The Committee’s use of stock options rather than restricted stock for Mr. Krell’s October 2008 grant and partial use of options for fiscal year 2008 and 2009 grants to Ms. Hendrickson and Mr. Tirnauer were based on several factors. First, only a limited number of shares then remained available under the Company’s Amended and Restated 2005 Equity Incentive Plan for purposes of restricted stock awards. Second, in light of market conditions at the time of grant, the Committee believed that the grant of an option presented greater incentive than would otherwise exist in a restricted stock grant of similar fair value.

Supplemental Retirement Benefits: During fiscal year 2007, the Committee approved a Supplemental Retirement Agreement with Ms. Matthias. A more detailed description of this arrangement can be found below, under the heading “Pension Benefits for Fiscal Year 2009.” The Supplemental Retirement Agreement is designed both to reward past service and to encourage future service. One-third of the benefits under the arrangements immediately vested in recognition of Ms. Matthias’ 25 years of service to us. The vesting of Ms. Matthias’ benefits does not accelerate automatically upon a change in control, but rather only if her employment is terminated by us without cause or if she resigns with good reason following such a transaction and such change in control occurs on or prior to March 31, 2010.

Severance and Change in Control Benefits: The specific terms of our severance and change in control arrangements are discussed below under the heading “Potential Payments Upon Termination or Change in Control.”

The Committee has noted the prevalence of severance and change in control arrangements among our peer group and believes that such arrangements, when properly tailored, are appropriate and necessary. Specifically, the Committee has concluded that such commitments are required to retain the continued service of Mr. Krell, Ms. Matthias and Mr. Tirnauer and, in the case of any potential change in control, to enable those executives to evaluate objectively the benefits to our stockholders of the transaction, notwithstanding its potential effects on their own job security.

The Committee also believes that reasonable severance and change in control benefits (1) should be established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure, (2) should provide the employer with notice and an opportunity to cure any alleged good reason basis for resignation, (3) should be conditioned upon execution of a release of claims against the employer and its affiliates, and (4) should be conditioned on the executive’s commitment not to compete for a reasonable period following any cessation of his or her employment.

Consistent with these principles, the following changes were made to the severance and change in control arrangements of our named executive officers:

Edward M. Krell: As noted above, upon his promotion to the role of Chief Executive Officer on October 1, 2008, Mr. Krell’s Employment Agreement was amended to reflect his added duties and responsibilities and the changes to his base salary and annual cash bonus opportunity (as described above). The amendment eliminated the provisions in Mr. Krell’s Employment Agreement that permitted him to collect severance benefits in the event he were to resign for any reason during the 18 month period immediately following a change in control. This change is intended to encourage Mr. Krell’s continued commitment to the Company under the widest range of circumstances.

Rebecca C. Matthias: On November 6, 2009, we announced the retirement of Rebecca C. Matthias, our President and Chief Creative Officer, at the end of fiscal year 2010. In connection with Ms. Matthias’ retirement, we entered into a Letter Agreement with Ms. Matthias. The Letter Agreement, which expires on September 30, 2012, provides that Ms. Matthias will be a full-time employee of the Company until June 15, 2010 (the “Transition Date”). Following the Transition Date, Ms. Matthias agrees to serve as a part-time employee until September 30, 2010, the end of fiscal year 2010 (the “Termination Date”), at which point Ms. Matthias’ employment will terminate. Following the Termination Date and through September 30, 2012 (the “Consultancy Period”), Ms. Matthias agrees to make herself available to us on a limited basis for strategic planning, merchandising, public relations, publicity and other matters as requested by our Chief Executive Officer.

In consideration of the services described above, we will pay Ms. Matthias: (i) a base salary at an annualized rate of $571,731 (unchanged from fiscal year 2009) through the Transition Date; (ii) a base salary at an annualized rate of $114,346 (20% of her full time equivalent pay) from the Transition Date to the Termination Date; and (iii) certain fringe benefits which will continue through the Termination Date. The Letter Agreement also provides that Ms. Matthias will be eligible for a pro-rata cash bonus under our Management Incentive Program for fiscal year 2010. In addition, provided that she fulfills her obligations under the Letter Agreement, the final tranche of the stock option granted to Ms. Matthias on November 28, 2005 (related to 8,000 shares) and the 10,000 shares of restricted stock issued to her in respect of fiscal year 2009 performance will vest on the Termination Date. Ms. Matthias agreed to forego receipt of 10,000 additional shares of restricted stock that would have otherwise been issuable to her in respect of fiscal year 2009 performance. Ms. Matthias also agreed that she will not be entitled to any further equity grants in her capacity as an employee or to any other payments in respect of additional services during the Consultancy Period.

In connection with her retirement from employment, no severance benefits will become payable to Ms. Matthias. However, as discussed below under the heading of “Pension Benefits for Fiscal Year 2009,” the Letter Agreement also amended Ms. Matthias’ Supplemental Retirement Agreement to provide that, for purposes of determining the extent to which the benefits under the Supplemental Retirement Agreement will vest as of her retirement, she will be credited with service for fiscal year 2010 on a full-time basis, even though she will be employed on a part-time basis during the last few months of fiscal year 2010.

We entered into the Letter Agreement (a) to encourage Ms. Matthias’ continued commitment to a smooth management transition, (b) to secure Ms. Matthias’ continued availability as a strategic advisor to us, (c) to secure a general release of claims from Ms. Matthias (including her acknowledgement that, except as otherwise provided in the Letter Agreement, we have fully satisfied all of our compensation obligations to her under her

Employment Agreement and otherwise), and (d) in consideration for Ms. Matthias’ acknowledgement and agreement that her non-competition commitment to us will extend for two years after the cessation of Ms. Matthias’ consultancy services to the Company.

Tax and Accounting Considerations Affecting Executive Compensation

We endeavor to design our equity incentive awards conventionally, so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards.

We generally attempt to structure our compensation arrangements to permit full tax deductibility within the limits of Section 162(m) of the Internal Revenue Code. However, the Committee reserves the right to approve compensation that is not fully deductible.

REPORTS OF COMMITTEES OF THE BOARD OF DIRECTORS

Report of the Compensation Committee

We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report for filing with the SEC on Form 10-K for the fiscal year ended September 30, 2009.

The Compensation Committee

Anne T. Kavanagh, Chair

Arnaud Ajdler

Joseph A. Goldblum

David Schlessinger

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2009 with management;

•

Discussed with the Company’s independent registered public accountants matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, in connection with the audit of the Company’s consolidated financial statements for fiscal year 2009; and

•

Received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee regarding independence, and discussed with the independent registered public accountants its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC for the fiscal year ended September 30, 2009.

The Audit Committee

Elam M. Hitchner, III, Chair

Anne T. Kavanagh

William A. Schwartz, Jr.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information about all compensation earned during our fiscal year ended September 30, 2009 by the individuals who served as our Chief Executive Officer, our Chief Financial Officer and our two other most highly compensated executive officers (collectively referred to as the “named executive officers”):

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($) (2)	All Other Compensation ($)		Total ($)
Edward M. Krell— Chief Executive Officer	2009	650,000		1,300,000	(3)	377,900	484,479	—	—	21,995	(4)	2,834,374
	2008	530,998	(5)	—		377,900	184,524	—	—	23,895	(4)	1,117,317
	2007	470,972	(6)	—		239,175	196,527	—	—	17,444	(4)	924,118

Rebecca C. Matthias— President and Chief Creative Officer	2009	571,731		1,143,462	(7)	120,046	48,825	—	796,631	7,661	(8)	2,688,356
	2008	542,439		—		408,803	48,825	—	639,461	6,733	(8)	1,646,261
	2007	531,803		—		408,803	48,825	—	1,644,005	9,218	(8)	2,642,654

Lisa Hendrickson— Chief Merchandising Officer	2009	433,768		216,884	(9)	27,115	21,924	—	—	—		699,691
	2008	390,865	(10)	25,000	(11)	20,383	20,454	—	—	—		456,702
	2007	N/A		N/A		N/A	N/A	N/A	N/A	N/A		N/A

Judd P. Tirnauer— Senior Vice President & Chief Financial Officer	2009	325,000		325,000	(12)	26,688	12,743	—	—	—		689,431
	2008	255,692	(13)	—		15,157	11,273	—	—	—		282,122
	2007	N/A		N/A		N/A	N/A	N/A	N/A	N/A		N/A

(1)

The amounts in the columns under “Stock Awards” and “Option Awards” reflect the expense recognized for financial reporting purposes for each respective fiscal year. In accordance with applicable accounting standards, this expense is attributable to awards granted both during and prior to the applicable fiscal year.

(2)

The values shown under the heading “Change in Pension Value” reflect the change in present value of the accumulated benefits for each applicable fiscal year for Ms. Matthias under her Supplemental Retirement Agreement.

(3)	In November 2009, Mr. Krell received a $1,300,000 bonus under our Management Incentive Program for fiscal year 2009 performance.

(4)

The values shown for Mr. Krell under the heading “All Other Compensation” represent amounts paid by the Company for Mr. Krell’s automobile lease payments (limited to the portion estimated to represent personal use of such automobile), life insurance premiums and disability insurance premiums.

(5)	Mr. Krell was appointed Chief Executive Officer and his base salary rate was increased to $650,000, in each case effective as of October 1, 2008.

(6)

Prior to his promotion to Chief Operating Officer & Chief Financial Officer on May 15, 2007, Mr. Krell’s base salary rate for fiscal year 2007 was $437,750. After his promotion and for the balance of fiscal year 2007, his base salary rate was $525,000.

(7)	In November 2009, Ms. Matthias received a $1,143,462 bonus under our Management Incentive Program for fiscal year 2009 performance.

(8)

The values shown for Ms. Matthias under the heading “All Other Compensation” represent amounts paid by the Company for her automobile (including lease payments, insurance payments, and fuel reimbursement, all limited to the portion estimated to represent personal use of such automobile), tax return preparation fees, and life insurance premiums.

(9)	In November 2009, Ms. Hendrickson received a $216,884 bonus under our Management Incentive Program for fiscal year 2009 performance.

(10)

Ms. Hendrickson was appointed Chief Merchandising Officer on January 24, 2008. After her promotion and for the balance of fiscal year 2008, her base salary rate was $425,000. Ms. Hendrickson was not an executive officer of the Company prior to that promotion.

(11)	In connection with her promotion, Ms. Hendrickson was guaranteed a minimum bonus of $25,000 for fiscal year 2008.

(12)	In November 2009, Mr. Tirnauer received a $325,000 bonus under our Management Incentive Program for fiscal year 2009 performance.

(13)

Mr. Tirnauer was appointed Senior Vice President & Chief Financial Officer on July 23, 2008. After his promotion and for the balance of fiscal year 2008, his base salary rate was $325,000. Mr. Tirnauer was not an executive officer of the Company prior to that promotion.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to each of our named executive officers during our fiscal year ended September 30, 2009:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Shares Underlying Options (#) (4)	Exercise Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards (5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward M. Krell	12/18/2008	65,000	650,000	1,300,000	—	—	—	—	—	—	—

Rebecca C. Matthias	12/18/2008	57,173	571,731	1,143,462	1,500	15,000	20,000	—	—	—	—

Lisa Hendrickson	12/18/2008	21,688	216,884	433,768	—	—	—	—	—	—	—
	11/19/2008	—	—	—	—	—	—	1,000	—	—	7,030
	11/19/2008	—	—	—	—	—	—	—	2,000	7.03	8,020

Judd P. Tirnauer	12/18/2008	16,250	162,500	325,000	—	—	—	—	—	—	—
	11/19/2008	—	—	—	—	—	—	1,000	—	—	7,030
	11/19/2008	—	—	—	—	—	—	—	2,000	7.03	8,020

(1)

The amounts in the column under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers under the Company’s Management Incentive Program and, in the case of Mr. Krell, Ms. Matthias and Mr. Tirnauer, under each such executive’s Employment Agreement. The term “Threshold” means the lowest non-zero amount that could be paid as a bonus under the Company’s Management Incentive Program if a bonus is payable for the applicable fiscal year. The threshold is not a minimum bonus. There is no minimum bonus under the Company’s Management Incentive Program. If specified performance objectives are not met for the applicable fiscal year, no bonus is payable for that fiscal year pursuant to the Management Incentive Program.

(2)

The amounts in the columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” represent potential threshold, target and maximum restricted stock awards available to Ms. Matthias pursuant to her Employment Agreement. The term “Threshold” means the lowest non-zero number of shares of restricted stock that could be issued under each Employment Agreement if the performance criteria as set by the Compensation Committee of the Board of Directors are met for the applicable fiscal year. The threshold is not a minimum number of shares that are required to be issued. There is no minimum number of shares of restricted stock under the Employment Agreements that are required to be issued. If specified performance objectives are not met for the applicable fiscal year, no shares of restricted stock are issuable for that fiscal year.

(3)

The amounts in the column under “All Other Stock Awards” represent shares of restricted stock awarded under the Company’s Amended and Restated 2005 Equity Incentive Plan, each of which vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2009 Fiscal Year-End” table below.

(4)

The amounts in the column under “All Other Option Awards” represent shares underlying options awarded under the Company’s Amended and Restated 2005 Equity Incentive Plan, each of which vest over time. The vesting schedule is described in the footnotes to the “Outstanding Equity Awards at 2009 Fiscal Year-End” table below.

(5)	The amounts in the column under “Grant Date Fair Value of Option Awards” represent the fair value of the awards on the date of grant, as computed in accordance with applicable accounting standards.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth unexercised stock options, stock that has not yet vested and equity incentive plan awards outstanding as of September 30, 2009, for each of our named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Edward M. Krell (2)	7,000	—	—	10.21	01/17/12	—	—
	60,000	20,000	—	12.86	11/24/14	—	—
	6,000	4,000	—	10.01	11/28/15	—	—
	20,000	80,000	—	13.74	09/29/18	—	—
	—	—	100,000	13.74	09/29/18	—	—
	—	—	—	—	—	17,000	308,210

Rebecca C. Matthias (3)	60,000	—	—	9.50	10/02/10	—	—
	15,000	—	—	7.70	11/15/11	—	—
	11,475	—	—	23.62	11/20/13	—	—
	40,000	—	—	12.86	11/24/14	—	—
	24,000	16,000	—	10.01	11/28/15	—	—

Lisa Hendrickson (4)	100	—	—	7.70	11/15/11	—	—
	1,000	—	—	37.05	11/20/12	—	—
	600	200	—	12.86	11/24/14	—	—
	600	400	—	10.01	11/28/15	—	—
	3,000	2,000	—	29.24	5/12/16	—	—
	—	2,000		7.03	11/19/18	—	—
	—	—	—	—	—	6,250	113,313

Judd P. Tirnauer (5)	1,200	600	—	12.86	11/24/14	—	—
	2,000	2,000	—	10.01	11/28/15	—	—
	—	2,000		7.03	11/19/18	—	—
	—	—	—	—	—	6,400	116,032

(1)	The market value is based upon the closing price of our Common Stock on September 30, 2009 ($18.13).

(2)

All stock options currently held by Mr. Krell vest in equal annual installments over a five year period. In addition, 100,000 shares underlying the stock options issued on September 29, 2008 (the “Performance Grant”) will only be exercisable, subject to acceleration as described below, if prior to the fifth anniversary of the date of grant (but no later than the cessation of Mr. Krell’s service), the closing price of the Company’s Common Stock shall have exceeded $30.00 for 30 consecutive trading days on the principal national securities exchange on which the Company’s Common Stock is listed or admitted to trading. The 20,000 shares of restricted stock granted to Mr. Krell on November 22, 2006, of which 12,000 remain unvested, vest in equal annual installments over a five year period. The 15,000 shares of restricted stock granted to Mr. Krell on May 15, 2007, of which 5,000 remain unvested, vest in equal annual installments over a three year period. All stock options and restricted stock held by Mr. Krell are subject to accelerated vesting upon death, disability, a termination without cause, a resignation for good reason or a change in control. With regard to the Performance Grant, acceleration in the event of a change in control prior to the fifth anniversary of the date of grant would occur regardless of whether the stock performance condition was satisfied. However, with respect to the Performance Grant only, acceleration would not occur if the change in control occurred after the fifth anniversary of the date of grant, but the stock performance condition was not satisfied by the fifth anniversary of the date of grant.

(3)

Except for the $10.01 stock options held by Ms. Matthias, which vest in equal annual installments over a five year period subject to accelerated vesting upon death, disability, a termination without cause, a resignation for good reason or a change in control, each of the stock options currently held by Ms. Matthias were fully vested on the date of grant.

(4)

All stock options and shares of restricted stock currently held by Ms. Hendrickson vest in equal annual installments over a five year period. The stock options granted to Ms. Hendrickson are also subject to acceleration upon a change in control. 450 of the 750 shares of restricted stock granted to Ms. Hendrickson on November 22, 2006 remain unvested. 800 of the 1,000 shares of restricted stock granted to Ms. Hendrickson on November 21, 2007 remain unvested. 4,000 of the 5,000 shares of restricted stock granted to Ms. Hendrickson on January 24, 2008 remain unvested. All of the 1,000 shares of restricted stock granted to Ms. Hendrickson on November 19, 2008 remain unvested.

(5)

All stock options and shares of restricted stock currently held by Mr. Tirnauer vest in equal annual installments over a five year period. The stock options granted to Mr. Tirnauer are also subject to acceleration upon a change in control. The restricted stock award on July 23, 2008 is also subject to accelerated vesting upon a change in control. 600 of the 1,000 shares of restricted stock granted to Mr. Tirnauer on November 22, 2006 remain unvested. 800 of the 1,000 shares of restricted stock granted to Mr. Tirnauer on November 21, 2007 remain unvested. 4,000 of the 5,000 shares of restricted stock granted to Mr. Tirnauer on July 23, 2008 remain unvested. All of the 1,000 shares of restricted stock granted to Mr. Tirnauer on November 19, 2008 remain unvested.

Option Exercises and Stock Vested During Fiscal Year 2009

The following table sets forth options exercised by, and stock awards vested to, our named executive officers during our fiscal year 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward M. Krell	—	—	9,000	89,180

Rebecca C. Matthias	—	—	10,000	66,700

Lisa Hendrickson	—	—	1,350	9,771

Judd P. Tirnauer	—	—	1,400	22,614

Pension Benefits for Fiscal Year 2009

As discussed above, in connection with the amendment and restatement of Rebecca Matthias’ Employment Agreement, we entered into a Supplemental Retirement Agreement with her on March 2, 2007 (the “SERP Agreement”). The SERP Agreement mirrors a substantially identical agreement we also entered into with our former Chief Executive Officer, Dan W. Matthias (which was subsequently amended in connection with his retirement (see the “Compensation Discussion and Analysis” and “Pension Benefits for Fiscal Year 2008” sections of the Proxy Statement for the fiscal year ended September 30, 2008 for a further discussion of Mr. Matthias’ supplemental retirement rights)). The amount of the benefit payable under the SERP Agreement is the actuarial present value of a single life annuity equal to 60% of Ms. Matthias’ “deemed final pay,” commencing upon cessation of employment. For this purpose, “deemed final pay” means Ms. Matthias’ annual base salary as of March 2, 2007, increased by 3% for each new fiscal year, beginning before October 1, 2012, that occurs before Ms. Matthias’ cessation of employment. The benefit vested 33 1/3% on March 2, 2007. Starting on September 30, 2007 and on each September 30 thereafter until fully vested, the benefit vests either (i) 15%, if during that entire fiscal year Ms. Matthias provided continuous full-time service to the Company, or (ii) 7.5%, if during that entire fiscal year Mr. Matthias provided at least continuous 50% part-time service to the Company (subject to full acceleration if, following a change in control, her employment ceases due to a termination without cause or a resignation with good reason).

Ms. Matthias’ SERP Agreement was amended by the Letter Agreement entered into in connection with her planned retirement at the end of fiscal year 2010 (see the “Compensation Discussion and Analysis” and “Potential Payments Upon Termination or Change in Control” sections for a further discussion of the Letter Agreement with Ms. Matthias). The Letter Agreement provides that, for purposes of determining the extent to which the benefits under the SERP Agreement will vest, Ms. Matthias will be credited with having served during fiscal year 2010 on a full-time basis, even though she will be employed on a part-time basis during the last few months of such fiscal year. Accordingly, provided that she fulfills her obligations under the Letter Agreement, Ms. Matthias will receive a lump sum payment under the SERP Agreement of approximately $4.2 million, approximately the same amount she would have received under the SERP Agreement had she remained employed with the Company on a full-time basis through the end of fiscal year 2010. As of October 1, 2009, the benefit payable to Ms. Matthias under the SERP Agreement was approximately $3.5 million.

The following table sets forth pension or other benefits providing for payment at, following, or in connection with, retirement, granted or accrued to our named executive officers during our fiscal year 2009:

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Rebecca C. Matthias	SERP Agreement	3	3,080,097	—

(1)

This number reflects Ms. Matthias’ years of service since the SERP Agreement was adopted and is relevant in determining the vested status of her SERP Agreement benefit. That said, Ms. Matthias has been in service with us for more than 25 years and the SERP Agreement was adopted in recognition of this past service.

(2)

The values in this column represent the present value of our vested obligation under the SERP Agreement as recognized for financial reporting purposes for fiscal year 2009. Assumptions used in the calculation of this amount is included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with each of our current named executive officers that provide payments and benefits to the executive in the event of his or her termination of employment under various circumstances, including a change in control. The following tables reflect the amount of compensation payable to each of our current named executive officers upon these various events. The amounts shown assume that such termination was effective as of September 30, 2009, the last day of our fiscal year, and thus includes termination-related amounts earned through such time. The amounts are calculated using various assumptions and are therefore only estimates of the amounts that could become payable to our current named executive officers. The actual amounts to be paid out can only be determined at the time of an actual termination or change in control.

General Amounts Due Upon Termination. Generally, upon a termination of employment for any reason, each current named executive officer is entitled to receive the payment of certain accrued obligations, including the following (none of which are included on the trigger event tables presented below for each named executive officer):

•	annual base salary through the date of termination, to the extent not paid;

•	any annual bonus earned but not previously paid with respect to a fiscal year ended prior to the date of termination;

•	any accrued, but unused, vacation pay;

•	any unreimbursed business expenses; and

•	the vested portion of the named executive officer’s supplemental retirement benefit (applicable only as to Ms. Matthias).

Edward M. Krell

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason,” Mr. Krell will be entitled to the following payments and/or benefits:

•

a cash lump sum payment equal to (A) three times the sum of (1) Mr. Krell’s annual base salary, plus (2) his target annual bonus amount, (B) any annual bonus payable for the fiscal year ended prior to the date of termination, and (C) any accrued but unpaid vacation pay;

•

payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the fiscal year of termination based on actual corporate and/or individual performance for that fiscal year;

•	all outstanding stock options, restricted stock and restricted stock units will become fully vested;

•	continued provision of an automobile and automobile insurance coverage for a period of 1 year following termination;

•	transfer of (but not further payment of premiums on) any key man life insurance policy then held on his life;

•	continued provision, for a period of 3 years, of supplemental long term disability premiums providing a monthly disability benefit of $18,000;

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the earlier of (1) the end of the 3 year period following termination, or (2) his eligibility for Medicare or coverage under another employer’s group health plan (or in the case of his eligible dependents, cessation of their status as eligible dependents); and

•	payment for full outplacement services to an agency selected by Mr. Krell, based on customary fees charged by nationally rated firms engaged in such services.

Mr. Krell is bound by certain non-competition and non-solicitation covenants which extend for a period of 36 months following termination of employment.

Death. In the event of his termination of employment due to death, Mr. Krell’s executors, legal representatives or administrators will be entitled to the following payments and/or benefits:

•

payment of a pro-rata portion of the annual bonus he otherwise would be entitled to receive for the fiscal year of termination based on actual corporate and/or individual performance for that fiscal year; and

•	all outstanding stock options, restricted stock and restricted stock units will become fully vested.

Disability. In the event of his termination of employment due to disability, Mr. Krell will be entitled to the following payments and/or benefits:

•	monthly supplemental disability payments equal to one-twelfth (1/12) of his annual base salary as of the date of termination for a period of 30 months following the termination;

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the earlier of (1) the end of the 30 month period following termination, or (2) his eligibility for Medicare or coverage under another employer’s group health plan (or in the case of his eligible dependents, cessation of their status as eligible dependents);

•	continued provision of an automobile and automobile insurance coverage for a period of 1 year following termination;

•	transfer of (but not further payment of premiums on) any key man life insurance policy then held on his life;

•

payment of a pro-rata portion of the annual bonus he otherwise would be entitled to receive for the fiscal year of termination based on actual corporate and/or individual performance for that fiscal year; and

•	all outstanding stock options, restricted stock and restricted stock units will become fully vested.

Amounts payable to Mr. Krell in the event of a termination due to disability will be reduced by (1) any disability or life insurance benefits payable to Mr. Krell, with respect to the same period, under any of our funded disability or death benefit plans, policies or arrangements, under the Social Security Act, or under Mr. Krell’s supplemental long-term disability polices for which the Company pays the premiums, and (2) by any amounts earned by Mr. Krell for the performance of personal services during the same period.

In addition, if it is determined that any payment by us to or for the benefit of Mr. Krell would be a so-called “excess parachute payment” and, therefore, result in the imposition on him of an excise tax under Section 4999 of the Internal Revenue Code, Mr. Krell shall receive a payment sufficient to place him in the same after tax position as if no excise tax had been applicable (“parachute gross-up payment”), provided that the parachute gross-up payment will only be payable if the total of all payments by us to or for the benefit of Mr. Krell, inclusive of such parachute gross-up payment, (on an after tax basis to Mr. Krell) will be at least 20% more than the largest amount that could be payable to Mr. Krell (on an after tax basis to Mr. Krell) without causing the application of the excise tax described above.

In order to receive any severance or termination payments or benefits described above, Mr. Krell is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Krell’s employment may be terminated by us for “cause” upon the commission of any act of fraud, theft, misconduct, negligence, or Mr. Krell’s unwillingness or refusal to perform his job (other than by reason of illness, injury or incapacity).

Good Reason. Mr. Krell may terminate his employment for “good reason” upon the occurrence of any of the following without his prior consent: (i) a material, adverse change in title, authority or duties; (ii) a reduction in base salary or bonus opportunity; or (iii) a relocation of his principal worksite more than 50 miles. The foregoing events or conditions will only constitute “good reason” if Mr. Krell provides us with a written objection to the event or condition giving rise to the “good reason” within 90 days following the occurrence thereof and, if we do not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, he then resigns his employment within 30 days following the expiration of that cure period.

Disability. Under Mr. Krell’s Employment Agreement, “disability” is defined as the executive’s inability, after any reasonable accommodation required by law, to perform his duties and responsibilities by reason of illness, injury or incapacity for more than six (6) consecutive months.

Change in Control. The “change in control” provisions of the executive’s Employment Agreement will be triggered upon the first to occur of any of the following:

•

the sale, transfer, assignment or other disposition (including by merger or consolidation) by our stockholders, in one transaction or a series of related transactions, of more than 35% of the voting power represented by our then outstanding stock to one or more persons, other than any such sales, transfers, assignments or other dispositions by such stockholders to their respective affiliates;

•	the sale of all or substantially all of our assets to any other person in any sale or series of related sales; or

•	any person becoming a beneficial owner of 35% or more of the votes entitled to be cast at an election of our directors.

Assuming one of the following events occurred on September 30, 2009, Mr. Krell’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Other ($)		Value of Options Subject to Acceleration ($) (1)	Value of Restricted Stock Subject to Acceleration ($) (2)	Parachute Gross-up Payment ($)	Total ($)
For Cause	—		—		—		—		—	—	—	—

Voluntary Resignation (without Good Reason)	—		—		—		—		—	—	—	—

Death	—		1,300,000	(3)	—		—		928,080	308,210	—	2,536,290

Disability	1,543,750	(4)	1,300,000	(3)	35,199	(5)	24,147	(6)	928,080	308,210	—	4,139,386

Without Cause or for Good Reason	3,900,000	(7)	1,300,000	(3)	42,238	(8)	155,863	(9)	928,080	308,210	—	6,634,391

Without Cause or for Good Reason in connection with a Change in Control	3,900,000	(7)	1,300,000	(3)	42,238	(8)	155,863	(9)	928,080	308,210	— (10)	6,634,391

Change in Control (without termination)	—		—		—		—		928,080	308,210	— (10)	1,236,290

(1)

This amount represents the value of unvested stock options to purchase an aggregate of 204,000 shares of Common Stock, based on the difference between the exercise price of the options and $18.13, the closing price of our Common Stock on September 30, 2009. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.

(2)	This amount represents the value of 17,000 shares of unvested restricted stock, based on $18.13, the closing price of our Common Stock on September 30, 2009.

(3)	This amount represents a cash bonus paid to Mr. Krell in November 2009 under our Management Incentive Program for fiscal year 2009 performance.

(4)

This amount represents the estimated present value of 30 months of supplemental disability payments equal to one-twelfth of Mr. Krell’s annual base salary as of September 30, 2009, including the value of any benefit payable under our long-term disability plan and under Mr. Krell’s supplemental long-term disability policies for which the Company pays the premiums. The aggregate benefit payable under the long-term disability policies for which we pay the premiums for the 30 month period would be $531,000.

(5)	This amount represents premium payments for 30 months of health coverage.

(6)

This amount represents the value of the following benefits: (1) use of an automobile and automobile insurance coverage for 12 months, with an estimated aggregate value of $23,407, and (2) the transfer to Mr. Krell of a key man term life insurance policy on Mr. Krell’s life, with an estimated value of $740 (representing the premium paid in fiscal year 2009).

(7)	This amount is equal to three times the sum of (1) Mr. Krell’s annual base salary as of September 30, 2009, and (2) the target annual bonus payable to Mr. Krell for fiscal year 2009.

(8)	This amount represents premium payments for 36 months of health coverage.

(9)

This amount represents the value of the following benefits: (i) use of an automobile and automobile insurance coverage for 12 months, with an estimated aggregate value of $23,407, (ii) 36 months of premiums for a supplemental long-term disability policy with a $18,000 monthly benefit, with an estimated aggregate value of $34,216, (iii) the transfer to Mr. Krell of a key man term life insurance policy on Mr. Krell’s life, with an estimated value of $740 (representing the premium paid in fiscal year 2009), and (iv) payment of full outplacement services, with an estimated aggregate value of $97,500 (for one year of services).

(10)

Mr. Krell’s non-competition commitments extend for three years beyond his termination of employment. Our parachute gross-up analysis includes an assumption that Mr. Krell’s non-compete commitments have a fair market value of at least $1,950,000 which is equal to 1 1/2 half times the sum of (1) Mr. Krell’s fiscal year 2009 base salary and (2) Mr. Krell’s target annual bonus for fiscal year 2009. While we have not solicited a formal valuation of the non-compete, based on Mr. Krell’s role and responsibilities with us, we believe the value is reasonable. The Company’s parachute gross-up analysis is based on a variety of other assumptions, including, without limitation, that all stock options would be cashed out upon closing of the relevant transaction.

Rebecca C. Matthias

Termination without Cause or Resignation for Good Reason. Upon a termination of employment by us without “cause” or resignation for “good reason,” Ms. Matthias will be entitled to the following payments and/or benefits:

•

a cash lump sum payment in an amount equal to (A) two times the sum of (i) Ms. Matthias’ annual base salary as in effect on the date of the termination, plus (ii) the target annual bonus payable to her for the fiscal year in which the termination occurs, (B) any annual bonus payable for the fiscal year ended prior to the date of termination and (C) any accrued but unpaid vacation pay (the “Severance Payment”);

•	a pro-rata portion of any annual bonus that would have been paid for the fiscal year of termination based on actual corporate and/or individual performance for that fiscal year;

•

a grant of restricted stock or restricted stock units that have been earned by her for a completed fiscal year prior to termination, based on actual corporate and/or individual performance for such completed fiscal year;

•

a pro-rata portion of the restricted stock or restricted stock units that otherwise would have been earned by her for the fiscal year of termination, based on actual corporate and/or individual performance for that fiscal year;

•

continued provision of the following benefits for a period of 24 months following termination: (1) automobile allowance including applicable insurance coverage, (2) coverage under a supplemental life insurance policy with a death benefit of $1,000,000, (3) payment or reimbursement of Ms. Matthias’ reasonable costs of tax accounting and tax return preparation services, and (4) certain business publications and subscriptions;

•

(A) continued coverage under our group health plan until the earlier of (1) Medicare eligibility, or (2) eligibility for coverage under another employer’s group health plan, and (B) following Medicare eligibility and until death, payment or reimbursement of Ms. Matthias’ Medicare Part B and Part D premiums and the costs of a Medicare supplement policy reasonably selected by Ms. Matthias (or, if a Medicare supplement policy cannot reasonably be obtained, continued access to coverage under our group health plan);

•	all outstanding stock options, restricted stock and restricted stock units will become fully vested;

•	payment for full outplacement services to an agency selected by Ms. Matthias, based on customary fees charged by nationally rated firms engaged in such services; and

•	provision, for a reasonable period of time following termination, of office space and secretarial support to assist Ms. Matthias in searching for and obtaining a new position.

Death. In the event that Ms. Matthias’ employment is terminated due to her death, Ms. Matthias’ executors, legal representatives or administrators will be entitled to the following payments and/or benefits:

•	the Severance Payment;

•	a pro-rata portion of any annual bonus that would have been paid for the fiscal year of termination based on actual corporate and/or individual performance for that fiscal year; and

•	all outstanding stock options, restricted stock and restricted stock units will become fully vested.

Disability. In the event that Ms. Matthias’ employment is terminated due to her disability, Ms. Matthias will be entitled to the payments and/or benefits described below:

•	monthly supplemental disability payments equal to one-sixth ( 1/ 6) of her annual base salary as of the date of termination for a period of 30 months following the termination;

•

for a period of 30 months following the termination, (A) waiver of the applicable premium otherwise payable for COBRA continuation coverage (for herself and, to the extent covered immediately prior to the date of termination of employment, her spouse and dependents), plus (B) following expiration of COBRA coverage, reimbursement, on an after-tax basis, for premiums paid for health coverage providing benefits substantially similar to those provided by us to our employees;

•

continued provision of the following benefits for a period of 30 months following termination: (1) automobile allowance including applicable insurance coverage, (2) coverage under a supplemental life insurance policy with a death benefit of $1,000,000, (3) payment or reimbursement of Ms. Matthias’ reasonable costs of tax accounting and tax return preparation services, and (4) business publications and subscriptions;

•	a pro-rata portion of any annual bonus that would have been paid for the fiscal year of termination based on actual corporate and/or individual performance for that fiscal year; and

•	all outstanding stock options, restricted stock and restricted stock units will become fully vested.

Amounts payable to Ms. Matthias in the event of a termination due to disability will be reduced by (1) any disability or life insurance benefits payable to Ms. Matthias, with respect to the same period, under any of our funded disability or death benefit plans, policies or arrangements or under the Social Security Act, and (2) by any amounts earned by Ms. Matthias for the performance of personal services during the same period.

Resignation Without Good Reason. In the event Ms. Matthias resigns her employment without “good reason,” she will be entitled to the following:

•

in lieu of continuation coverage under COBRA, (A) continued coverage under our group health plan until the earlier of (1) Medicare eligibility, or (2) eligibility for coverage under another employer’s group health plan, and (B) following Medicare eligibility and until death, payment or reimbursement of the executive’s Medicare Part B and Part D premiums and the costs of a Medicare supplement policy reasonably selected by her (or, if a Medicare supplement policy cannot reasonably be obtained, continued access to coverage under our group health plan); and

•	a pro-rata portion of any annual bonus that would have been paid for the fiscal year of termination based on actual corporate and/or individual performance for that fiscal year.

Termination for Cause. In the event Ms. Matthias’ employment is terminated for “cause,” she will be entitled to payment of all accrued and unpaid base salary and other benefits and perquisites as of the date of termination.

Resignation Following a Change in Control. In the event Ms. Matthias elects to terminate her employment more than six months following a change in control which occurs on or prior to March 31, 2010, she will be entitled to receive the same benefits described above under “Termination Without Cause or Resignation for Good Reason.” In addition, Ms. Matthias would then be entitled to the following:

•

if it is determined that any payment by us to or for the benefit of Ms. Matthias would be a so-called “excess parachute payment” and, therefore, result in the imposition on her of an excise tax under Section 4999 of the Internal Revenue Code, Ms. Matthias shall receive a payment sufficient to place her in the same after tax position as if no excise tax had been applicable (“parachute gross-up payment”), provided that the parachute gross-up payment will only be payable if the total of all payments by us to or for the benefit of Ms. Matthias, inclusive of such parachute gross-up payment, (on an after tax basis to Ms. Matthias) will be at least 20% more than the largest amount that could be payable to Ms. Matthias (on an after tax basis to Ms. Matthias) without causing the application of the excise tax described above. However, if Ms. Matthias resigns her employment without good reason within six months following a change in control, payments by us to or for the benefit of Ms. Matthias shall be limited to the largest amount that could be payable to Ms. Matthias without causing the application of the excise tax described above.

Ms. Matthias is bound by certain non-competition and non-solicitation covenants which extend for a period of 2 years following the cessation of her consultancy services to the Company (which end as of September 30, 2012). In order to receive any severance or termination payments or benefits described above, Ms. Matthias is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Ms. Matthias’ employment may be terminated by us for “cause” upon the occurrence of any of the following: (i) the material breach by her of any of her material obligations with respect to the confidentiality or non-compete provisions of her Employment Agreement; or (ii) other conduct by her involving any type of material disloyalty to the Company or willful misconduct with respect to the Company, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of her employment or conviction of a felony.

Good Reason. Ms. Matthias may terminate her employment for “good reason” upon the occurrence of any of the following without her prior consent: (i) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with her position); (ii) a reduction in base salary or bonus opportunity; or (iii) a requirement that she relocate her current place of residence. The foregoing events or conditions will only constitute “good reason” if Ms. Matthias provides us with written objection to the event or condition giving rise to such breach within 90 days following the occurrence thereof and, if we do not reverse or otherwise cure the event or condition within 15 days of receiving that written objection, she then resigns her employment within 30 days following the expiration of that cure period. Per the Letter Agreement with Ms. Matthias regarding her planned retirement at the end of fiscal year 2010, Ms. Matthias agrees that the matters described in the Letter Agreement would not constitute “good reason” for purposes of her Employment Agreement, her SERP Agreement or any other arrangement between Ms. Matthias and us.

Disability. Under Ms. Matthias’ Employment Agreement, “disability” is defined as her inability, after any reasonable accommodation required by law, to perform her duties and responsibilities by reason of illness, injury or incapacity for more than six (6) consecutive months.

Change in Control. The definition of “change in control” in Ms. Matthias’ Employment Agreement is substantially the same as described above with respect to Mr. Krell’s Employment Agreement.

Assuming one of the following events occurred on September 30, 2009, Ms. Matthias’ payments and benefits have an estimated value of:

	Severance Payment ($)		Supplemental Retirement Benefit Enhancement ($) (1)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Other ($)		Pro-Rata Grant of 2009 Performance Shares ($)		Value of Options Subject to Acceleration ($) (2)	Value of Restricted Stock Subject to Acceleration ($)	Parachute Gross-up Payment ($)	Total ($)
For Cause	—		—		—		—		—		—		—	—	—	—

Voluntary Resignation (without Good Reason)	—		—		1,143,462	(3)	— (4)		—		—		—	—	—	1,143,462

Death	3,430,386	(5)	—		1,143,462	(3)	—		—		—		129,920	—	—	4,703,768

Disability	2,715,722	(6)	—		1,143,462	(3)	35,156	(7)	62,728	(8)	—		129,920	—	—	4,086,988

Without Cause or for Good Reason	3,430,386	(5)	—		1,143,462	(3)	152,980	(9)	161,273	(10)	362,600	(11)	129,920	—	—	5,380,621

Voluntary Resignation more than six months after a Change in Control (without Good Reason) (12)	3,430,386	(5)	—		1,143,462	(3)	152,980	(9)	161,273	(10)	362,600	(11)	129,920	—	— (13)	5,380,621

Without Cause or for Good Reason after a Change in Control	3,430,386	(5)	949,713	(14)	1,143,462	(3)	152,980	(9)	161,273	(10)	362,600	(11)	129,920	—	— (13)	6,330,334

Change in Control (without termination)	—		—		—		—		—		362,600	(11)	129,920	—	— (13)	492,520

The narrative preceding the table reflects Ms. Matthias’ Employment Agreement as presently in effect. However, in accordance with the rules of the SEC, the calculations in the table above reflect Ms. Matthias’ entitlements as of September 30, 2009, the last day of fiscal year 2009. Because Ms. Matthias’ entitlements under her Employment Agreement changed on October 1, 2009, for purposes of any severance event that occurs after October 1, 2009, the reference to “three times” in footnote 5 shall be replaced with a reference to “two times” and the reference to “36 months” in footnote 10 shall be replaced with a reference to “24 months.”

(1)	This amount represents the difference between the lump sum payable to Ms. Matthias upon a termination in the ordinary course and the enhanced lump sum payable to her by virtue of the event described.

(2)

This amount represents the value of unvested stock options to purchase an aggregate of 16,000 shares of Common Stock, based on the difference between the exercise price of the options and $18.13, the closing price of our Common Stock on September 30, 2009. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.

(3)	This amount represents a cash bonus paid to Ms. Matthias in November 2009 under our Management Incentive Program for fiscal year 2009 performance.

(4)

Under the terms of her Employment Agreement, if Ms. Matthias voluntarily resigns on or after October 1, 2009, she is entitled to healthcare continuation coverage paid for by the Company for the remainder of her lifetime. Such healthcare continuation commitment has a present value of $152,980, as estimated for financial statement reporting purposes for our fiscal year 2009.

(5)	This amount is equal to three times the sum of (i) Ms. Matthias’ annual base salary as of September 30, 2009, and (ii) the target annual bonus payable to Ms. Matthias for fiscal year 2009.

(6)

This amount represents the estimated present value of 30 months of supplemental disability payments equal to one-sixth of Ms. Matthias’ annual base salary, including the value of any benefit payable during that 30 month period under our long-term disability plan. The aggregate benefit payable under our long-term disability plan for the 30 month period would be $120,000.

(7)	This amount represents premium payments for 30 months of health coverage.

(8)

This amount represents the value of the following benefits: (i) use of an automobile and automobile insurance coverage for 30 months, with an estimated aggregate value of $51,940, (ii) 30 months of premiums payable for coverage under a $1,000,000 supplemental life insurance policy, with an estimated aggregate value of $3,225, (iii) payment or reimbursement of Ms. Matthias’ reasonable costs of tax accounting and tax return preparation services for 30 months, with an estimated aggregate value of $5,313, and (iv) 30 months of business publications delivery, with an estimated aggregate value of $2,250.

(9)

This amount represents the present value of our healthcare continuation commitment, as estimated for financial statement reporting purposes for our fiscal year 2009. Ms. Matthias is entitled to healthcare continuation coverage paid for by the Company for the remainder of her lifetime if she is terminated or resigns under these circumstances.

(10)

This amount represents the value of the following benefits: (i) use of an automobile and automobile insurance coverage for 36 months, with an estimated aggregate value of $62,328, (ii) 36 months of premiums payable for coverage under a $1,000,000 supplemental life insurance policy, with an estimated aggregate value of $3,870, (iii) payment or reimbursement of Ms. Matthias’ reasonable costs of tax accounting and tax return preparation services for 36 months, with an estimated aggregate value of $6,375, (iv) 36 months of business publications delivery, with an estimated aggregate value of $2,700, and (v) outplacement services, and use of, for a reasonable period of time following termination, office space and secretarial support to assist Ms. Matthias in attaining new employment, with an estimated aggregate value of $86,000 (for one year of services).

(11)

This amount represents the value of 20,000 shares of restricted stock which would have been granted to Ms. Matthias attributable to fiscal year 2009 performance (absent Ms. Matthias’ agreement to forego 50% of her restricted stock award in connection with the Letter Agreement). The per share value used for the calculation of this amount is $18.13, the closing price of our Common Stock on September 30, 2009. As discussed above, under the Letter Agreement, Ms. Matthias forfeited 50% of the shares which would have been issued to her in respect of fiscal year 2009 performance.

(12)

These benefits will be payable if Ms. Matthias resigns her employment with the Company without good reason during the six-month period immediately following a change in control. Under the terms of the Letter Agreement, change in control benefits will be payable only if a change in control occurs before March 31, 2010. If a change in control occurs after March 31, 2010, Ms. Matthias will not be entitled to any payments or benefits if she resigns her employment with the Company immediately following a change in control.

(13)

Ms. Matthias’ non-competition commitments extend for two years beyond the termination of her consultancy services with the Company (which ends on September 30, 2012). Our parachute gross-up analysis includes an assumption that Ms. Matthias’ non-compete commitments have a fair market value of at least $2,286,924, which is equal to 2 times the sum of (1) Ms. Matthias’ fiscal year 2009 base salary and (2) Ms. Matthias’ target annual bonus for fiscal year 2009. While we have not solicited a formal valuation of the non-compete, based on Ms. Matthias’ role and responsibilities with us, her status as our co-founder and the close identification of our brand with her, we believe the value is reasonable. A parachute gross-up payment would not be payable if Ms. Matthias resigned her employment with the Company without good reason during the six-month period immediately following a change in control. The Company’s parachute gross-up analysis is based on a variety of other assumptions, including, without limitation, that all stock options would be cashed out upon closing of the relevant transaction.

(14)

Under the terms of the Letter Agreement, the accelerated SERP Agreement benefit described above will not be payable to Ms. Matthias unless a change in control occurs on or before March 31, 2010 (and she is then terminated for cause or resigns for good reason). The accelerated SERP Agreement benefit will not be payable in respect of any change in control which occurs after March 31, 2010.

Lisa Hendrickson

As discussed above, in November 2009, the Committee established an opportunity for Ms. Hendrickson to earn a special cash bonus of $216,884 if she remains continuously employed by the Company through December 15, 2010. Such special bonus would also be paid to Ms. Hendrickson if her employment is terminated by the Company without cause on or before December 15, 2010. Additionally, under the terms of Ms. Hendrickson’s stock option awards, the vesting of those awards would accelerate in the event of a change in control.

The Company has no other severance obligation to Ms. Hendrickson if her employment were to terminate.

Assuming one of the following events occurred on September 30, 2009, Ms. Hendrickson’s payments and benefits have an estimated value of:

	Accelerated Special Bonus ($)		Value of Options Subject to Acceleration ($) (2)	Total ($)
For Cause	—		—	—

Voluntary Resignation	—		—	—

Without Cause	—	(1)	—	—	(1)

Change in Control (without termination)	—		26,502	26,502

The narrative preceding the table reflects Ms. Hendrickson’s entitlements as presently in effect. However, in accordance with the rules of the SEC, the calculations in the table above reflect Ms. Hendrickson’s compensation as of September 30, 2009, the last day of fiscal year 2009. Because Ms. Hendrickson’s entitlements changed after September 30, 2009, in connection with the discretionary bonus arrangement described above, we have included in footnote 1 additional information reflecting her current entitlements.

(1)

In the event that Ms. Hendrickson is terminated by the Company without cause on or before December 15, 2010, this amount would be $216,884, representing the accelerated value of the discretionary bonus arrangement.

(2)

This amount represents the value of unvested stock options to purchase an aggregate of 4,600 shares of Common Stock, based on the difference between the exercise price of the options and $18.13, the closing price of our Common Stock on September 30, 2009. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.

Judd P. Tirnauer

Under the terms of his Employment Agreement, Mr. Tirnauer has the following severance rights:

Termination without Cause or Resignation due to Good Reason. Upon a termination of employment without “cause” or resignation due to “good reason,” Mr. Tirnauer will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth ( 1/12) of his annual base salary for a period equal to 12 months;

•

payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the fiscal year of termination based on actual corporate and/or individual performance for that fiscal year; and

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan until the end of the 1 year period following termination.

Termination without Cause or Resignation due to Good Reason in the 12 Month Period Following a Change in Control. Upon a termination of employment without “cause” or resignation due to “good reason,” in the 12 month period immediately following a “change in control,” Mr. Tirnauer will be entitled to the following payments and/or benefits:

•	monthly severance payment of one-twelfth ( 1/12) of his annual base salary for a period equal to 18 months;

•

payment of a pro-rata portion of the annual bonus he would otherwise be entitled to receive for the fiscal year of termination based on actual corporate and/or individual performance for that fiscal year; and

•

continued coverage (for himself and, to the extent covered immediately prior to the date of termination, his spouse and eligible dependents) under our group health plan for 18 months following termination.

Mr. Tirnauer is bound by certain non-competition and non-solicitation covenants which extend for a period of 24 months following termination of employment. In order to receive any severance or termination payments or benefits described above, Mr. Tirnauer is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by us.

Description of Triggering Events

Cause. Mr. Tirnauer’s employment may be terminated by us for “cause” upon the commission of any act of fraud, theft, misconduct, negligence, or Mr. Tirnauer’s unwillingness or refusal to perform his job (other than by reason of illness, injury or incapacity).

Good Reason. Mr. Tirnauer may terminate his employment for “good reason” upon the occurrence of any of the following without his prior consent: (i) a material, adverse change in title, authority or duties; (ii) a reduction in base salary or bonus opportunity; or (iii) a relocation of his principal worksite more than 50 miles. The foregoing events or conditions will only constitute “good reason” if Mr. Tirnauer provides us with a written objection to the event or condition giving rise to the “good reason” within 90 days following the occurrence thereof and, if we do not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, he then resigns his employment within 30 days following the expiration of that cure period.

Change in Control. The definition of “change in control” in Mr. Tirnauer’s Employment Agreement is substantially the same as described above with respect to Mr. Krell’s Employment Agreement.

Assuming one of the following events occurred on September 30, 2009, Mr. Tirnauer’s payments and benefits have an estimated value of:

	Severance Payment ($)		Payment of Pro-Rata Annual Bonus ($)		Health Benefit Continuation ($)		Other ($)	Value of Options Subject to Acceleration ($) (1)	Value of Restricted Stock Subject to Acceleration ($) (2)	Total ($)
For Cause	—		—		—		—	—	—	—

Voluntary Resignation (without Good Reason)	—		—		—		—	—	—	—

Death	—		—		—		—	—	—	—

Disability	—		—		—		—	—	—	—

Without Cause or for Good Reason	325,000	(3)	325,000	(4)	10,272	(5)	—	—	—	660,272

Without Cause or for Good Reason 12 months after a Change in Control	487,500	(6)	325,000	(4)	15,408	(7)	—	41,602	116,032	985,542

Change in Control (without termination)	—		—		—		—	41,602	116,032	157,634

(1)

This amount represents the value of unvested stock options to purchase an aggregate of 4,600 shares of Common Stock, based on the difference between the exercise price of the options and $18.13, the closing price of our Common Stock on September 30, 2009. The actual value ultimately realized with respect to these options, if any, will vary depending on the date the options are exercised.

(2)	This amount represents the value of 6,400 shares of unvested restricted stock, based on $18.13, the closing price of our Common Stock on September 30, 2009.

(3)	This amount is equal to 12 months of Mr. Tirnauer’s monthly base salary as of September 30, 2009.

(4)	This amount represents a cash bonus paid to Mr. Tirnauer in November 2009 under our Management Incentive Program for fiscal year 2009 performance.

(5)	This amount represents premium payments for 12 months of continued group health coverage.

(6)	This amount is equal to 18 months of Mr. Tirnauer’s monthly base salary as of September 30, 2009.

(7)	This amount represents premium payments for 18 months of continued group health coverage.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of September 30, 2009, regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	845,530	(1)	$13.11	259,213	(2)

Equity compensation plans not approved by security holders (3)	—		—	—

Total	845,530		$13.11	259,213

(1)

Reflects shares subject to options outstanding under the Company’s Amended and Restated 1987 Stock Option Plan, the 1994 Director Stock Option Plan and the Amended and Restated 2005 Equity Incentive Plan.

(2)	Reflects shares available under the Company’s Amended and Restated 2005 Equity Incentive Plan (150,213 of which may be issued as shares of restricted stock or restricted stock units).

(3)	The Company does not maintain any equity compensation plans that have not been approved by the stockholders.

PROPOSALS FOR CONSIDERATION BY THE STOCKHOLDERS

ELECTION OF DIRECTORS

(PROPOSAL 1)

Currently, our Board of Directors has ten members. The Board of Directors intends to increase its size by one (to eleven) pending the results of this election. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for each of the nominees named below for one year terms expiring at the next annual meeting of stockholders to be held following fiscal year 2010 (the “2011 Annual Meeting”). If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for the election, in the nominee’s place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

The following biographical information is furnished as to each nominee for election as a director:

Nominees for Election to the Board of Directors for a One-Year

Term Expiring at the 2011 Annual Meeting

Arnaud Ajdler, 34, has served as a director of the Company since March 10, 2008. Mr. Ajdler is a Senior Managing Director of Crescendo Partners. Mr. Ajdler, who has been with Crescendo Partners since December 2005, also serves as a director of Charming Shoppes, Inc., and as a director and on the compensation and human resources committee of O’Charley’s Inc. Since its inception in June 2006, Mr. Ajdler has served as a member of the Board of Directors and the Secretary of Rhapsody Acquisition Corp., an OTC Bulletin Board-listed blank check company, formed to effect a business combination with an operating business. From June 2004 until June 2006, Mr. Ajdler also served as the Chief Financial Officer, a Director and the Secretary of Arpeggio Acquisition Corporation. Arpeggio completed its business combination with Hill International, Inc. in June 2006 and since such time Mr. Ajdler has served as a director of the surviving company, a NYSE listed company. From August 2006 until the company was acquired in October 2007, Mr. Ajdler served as a director of The Topps Company, Inc.

Barry Erdos, 65, served as Chief Executive Officer of F.A.O. Schwarz, Inc. from March 2009 until its acquisition by Toys “R” Us in May 2009. Mr. Erdos has also been a director of Bluefly, Inc. since 2005, having also previously served as President and Chief Operating Officer in 2008. Prior to joining Bluefly, Mr. Erdos held senior management positions with prominent retailers, including President and Chief Operating Officer of Build-A-Bear Workshop, Inc., Chief Operating Officer of AnnTaylor Stores Corporation, Chief Operating Officer of J. Crew Group, Inc., and Executive Vice President and Chief Financial Officer of The Limited Brands, Inc.’s Limited Express, Lane Bryant and Henri Bendel divisions, as well as the Corporate Vice President and Controller of The Limited Brands, Inc. during his almost 11 year tenure at the company.

Joseph A. Goldblum, 60, has served as a director of the Company since 1989. Mr. Goldblum has been President of G-II Equity Investors, Inc., a general partner of G-II Family Partnership L.P., since May 1989. He was also Of Counsel with the law firm of Goldblum & Hess from May 1989 to December 1996.

Elam M. Hitchner, III, 63, has served as a director of the Company since January 1994. Mr. Hitchner was a Partner in the law firm of Pepper Hamilton LLP, in Philadelphia, Pennsylvania, which provides legal services to the Company, from May 1992 to June 1999, and returned to the firm in January 2001 as a Partner and subsequently as Of Counsel through 2004. Commencing in 2005, Mr. Hitchner began providing consulting services to the firm. Mr. Hitchner does not participate in the provision of legal services to the Company. From July 1999 through December 2000, Mr. Hitchner was a general partner of Meridian Venture Partners and Meridian Venture Partners II, venture capital firms located in Radnor, Pennsylvania. Mr. Hitchner serves as a director and member of the audit, compensation, and governance and nominating committees of eResearchTechnology, Inc.

Anne T. Kavanagh, 50, has served as a director of the Company since September 2006. Ms. Kavanagh is the founder and Chief Executive Officer of New York-based Kavanagh Consulting LLC, a consulting services company focused on corporate financial and strategic advice. Prior to founding her own consulting services business, Ms. Kavanagh served in a variety of senior executive positions in the investment banking industry, including with PaineWebber, Prudential Securities, Salomon Brothers, NatWest Securities and Drexel Burnham Lambert. Ms. Kavanagh also serves as a director of each of Alfred Angelo Inc. and Avax Technologies, Inc.

Edward M. Krell, 47, has served as a director of the Company and its Chief Executive Officer since October 1, 2008. He has served as a senior executive of the Company for nearly eight years and has nearly 25 years of business experience encompassing apparel, retail, finance and overall management. From January 2002 to November 2003, Mr. Krell served as the Company’s Senior Vice President—Chief Financial Officer and then served as the Company’s Executive Vice President—Chief Financial Officer from November 2003 to May 2007. In May 2007, Mr. Krell was named the Company’s Chief Operating Officer & Chief Financial Officer and served in this role until July 2008, when he was named Chief Operating Officer of the Company, a role which he held until his October 2008 appointment as Chief Executive Officer. Prior to joining us, Mr. Krell served in various senior financial management positions, including having served as Chief Financial Officer of Mammoth Sports Group, Inc. (an Internet and catalog retailer of golf equipment and accessories) and London Fog Industries, Inc. (a wholesale and retail distributor of rainwear and outerwear).

Rebecca C. Matthias, 56, co-founded the Company in 1982 (along with Dan W. Matthias) and has served as a director of the Company and its President since its inception. Ms. Matthias is also currently serving as the Company’s Chief Creative Officer. From January 1993 to May 2007, Ms. Matthias also served as the Company’s Chief Operating Officer. In 1992, Ms. Matthias was chosen as “Regional Entrepreneur of the Year” by Inc. Magazine and Merrill Lynch Corporation, and in September 2003, Ms. Matthias was recognized as a top woman entrepreneur by the United States Small Business Administration. Prior to co-founding the Company, Ms. Matthias was a construction engineer for the Gilbane Building Company. Additionally, Ms. Matthias serves as a director on the Board of Directors of CSS Industries, Inc.

Melissa Payner-Gregor, 51, has served as a director of the Company since August 14, 2009. Ms. Payner-Gregor has been the Chief Executive Officer of Bluefly, Inc. since August 2004, having previously served as President of Bluefly from September 2003. Prior to joining Bluefly, Ms. Payner-Gregor held senior management positions with prominent retailers and consumer products companies, including Chief Executive Officer and President of Spiegel Catalog and President of Chico’s FAS, Inc.

David Schlessinger, 54, has served as a director of the Company since January 2002. Mr. Schlessinger is the founder and Chairman of the Board of Five Below, Inc., an extreme-value retailer in the teen and pre-teen market, a position that he has held since January 2002. He has been engaged in personal investment activities as well as consulting and board services with private companies since 1998. Mr. Schlessinger founded Zany Brainy, a retail children’s educational products company, in 1991 and served as Zany Brainy’s Chief Executive Officer until 1996 and as its Chairman until 1998. He founded Encore Books, a retail bookstore chain, in 1973 and served as its Chairman and Chief Executive Officer until 1986.

William A. Schwartz, Jr., 70, has served as a director of the Company since August 1998. Mr. Schwartz is President and Chief Executive Officer of U.S. Vision, Inc., a retailer of optical products and services, a position that he has held since 1995, and previous to that served as President of Royal Optical, Inc. Mr. Schwartz currently is a director of each of U.S. Vision, Inc., TD Bank, Inc. and Alfred Angelo Inc., and serves as a trustee of Cooper University Hospital. Mr. Schwartz was previously a director of Commerce Bank.

B. Allen Weinstein, 63, has been the Chief Executive Officer of Body Central (Body Shop of America, Inc.) since August 2009. Prior to joining Body Central, Mr. Weinstein served in various senior management positions with The Cato Corporation from 1997 to 2009, including Executive Vice President-Chief Merchandising Officer of The Cato Corporation and Executive Vice President, Chief Merchandising Officer of the Cato Division. From

1995 to 1997, Mr. Weinstein was Senior Vice President-Merchandising of Catherines Stores Corporation. From 1981 to 1995, he served as Senior Vice President of Merchandising of Beall’s, Inc.

The Board of Directors recommends a vote FOR Proposal 1 to elect all Nominees to the Board of Directors for a One-Year Term Expiring at the 2011 Annual Meeting.

RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(PROPOSAL 2)

The Audit Committee of our Board of Directors has appointed the firm of KPMG LLP as independent registered public accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for fiscal year 2010, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. KPMG LLP has served as our independent registered public accountants since June 6, 2002. The Board of Directors recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

The submission of the appointment of KPMG LLP is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent registered public accountants will be considered by the Board of Directors. If KPMG LLP shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent registered public accountants.

A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR Proposal 2 to ratify the appointment of KPMG LLP as independent registered public accountants for fiscal year 2010.

Auditor Fees and Services

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for fiscal years 2009 and 2008:

Fee Category	Fiscal Year 2009 Fees ($)	Fiscal Year 2008 Fees ($)
Audit Fees (1)	772,388	782,500
Audit-Related Fees (2)	—	—
Tax Fees (3)	206,034	192,768

Total Fees	978,422	975,268

(1)

Audit Fees consist of fees billed for professional services rendered for the annual audit of the Company’s consolidated financial statements, for reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, Sarbanes-Oxley Section 404 compliance, and for services provided in connection with certain statutory and regulatory filings.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultations on proposed financial accounting and reporting related matters.

(3)	Tax Fees consist of fees billed for professional services relating to tax compliance and other tax advice.

The Audit Committee’s pre-approval policies and procedures provide for pre-approval of audit, audit-related, tax services and other services. Unless a type of service to be provided by the independent registered public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels require specific pre-approval by the Audit Committee. The pre-approval fee levels for all services to be provided by the independent registered public accountants are established annually by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services described above rendered to the Company by KPMG LLP during fiscal years 2008 and 2009 and has pre-approved similar services to be rendered during fiscal year 2010. The Audit Committee believes the rendering of these services is not incompatible with the independent registered public accountants maintaining their independence.

ADDITIONAL INFORMATION

Other Business

Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

Annual Report

A copy of the Company’s Annual Report to Stockholders for fiscal year 2009 accompanies this proxy statement.

Stockholder Proposals

Stockholders may nominate director candidates and make proposals to be considered at the Annual Meeting of Stockholders to be held in 2011 (the “2011 Annual Meeting”). In accordance with our By-laws, any stockholder nominations of one or more candidates for election as directors at the 2011 Annual Meeting or any other proposal for consideration at the 2011 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our By-laws, between October 22, 2010 and November 23, 2010. See “Nominations of Directors by Stockholders” in this proxy statement for a summary description of this information.

In addition to being able to present proposals for consideration at the 2011 Annual Meeting, stockholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2011 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than August 16, 2010, and the stockholder must otherwise comply with applicable SEC requirements and our By-laws. If the stockholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2011 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2011 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority is not permitted to be exercised if the stockholder proponent has given notice to our Secretary of such proposal between October 22, 2010 and November 23, 2010 and certain other conditions provided for in the rules of the SEC have been satisfied.

A copy of the full text of the By-law provisions discussed above may be obtained by writing to our Secretary and all notices and nominations referred to above must be sent to our Secretary at the following address: Destination Maternity Corporation, Attention: General Counsel and Secretary, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

The Company will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2009. Requests should be directed to Destination Maternity Corporation, Attention: Chief Financial Officer, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

By Order of the Board of Directors

Edward M. Krell

Chief Executive Officer

Philadelphia, Pennsylvania

December 14, 2009

C/O STOCKTRANS 44 WEST LANCASTER AVENUE ARDMORE, PA 19003

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M18687-P86943	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DESTINATION MATERNITY CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees:
01) Arnaud Ajdler	07)	Rebecca C. Matthias
02) Barry Erdos	08)	Melissa Payner-Gregor
03) Joseph A. Goldblum	09)	David Schlessinger
04) Elam M. Hitchner, III	10)	William A. Schwartz, Jr
05) Anne T. Kavanagh	11)	B. Allen Weinstein
06) Edward M. Krell

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2.	Ratification of appointment of KPMG LLP as independent registered public accountants for the Company for the fiscal year ending September 30, 2010.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please have an authorized officer sign in full corporate or partnership name.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement & Annual Report are available at http://proxy.destinationmaternity.com.

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M18688-P86943

DESTINATION MATERNITY CORPORATION

Annual Meeting of Stockholders

January 22, 2010 9:15 AM

This proxy is solicited by the Board of Directors

The stockholder signing this proxy, revoking all previous proxies, hereby appoints Edward M. Krell and Rebecca C. Matthias, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on January 22, 2010, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, AND “FOR” RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2010. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE STOCKHOLDER SIGNING THIS PROXY HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Please sign and date your Proxy on the reverse side and return it promptly.

Continued and to be signed on reverse side